Exhibit 99.5

EXECUTION VERSION

CREDIT FACILITY AGREEMENT
PROVIDING FOR A
US$57,600,000
SECURED TERM LOAN CREDIT FACILITY

TO BE MADE AVAILABLE TO
K-SEA OPERATING PARTNERSHIP L.P.,
as Borrower

BY

DNB NOR BANK ASA,
as Mandated Lead Arranger, Bookrunner, Administrative Agent
and Security Trustee,

and the Banks and Financial Institutions
identified on Schedule 1,
as Lenders

June 4, 2008

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULE

1	The Lenders and the Commitments

EXHIBITS

A	Form of Note
B1	Form of Parent Guaranty
B2	Form of Shipowner Guaranty
C	Form of Mortgage
D	Form of Earnings Assignment
E1	Form of Pre-Delivery Insurances Assignment
E2	Form of Insurances Assignment
F	Form of Building Contract Assignment
G	Form of Assignment and Assumption Agreement
H	Form of Compliance Certificate
I	Form of Drawdown Notice
J	Form of Interest Notice
K	Form of Officer’s Certificate

CREDIT FACILITY AGREEMENT

THIS CREDIT FACILITY AGREEMENT is made as of June 4, 2008, by and among (1) K-SEA OPERATING PARTNERSHIP L.P., a limited partnership organized and existing under the laws of the State of Delaware (the “Borrower”), (2) the banks and financial institutions listed on Schedule 1, as lenders (together with any bank or financial institution which becomes a Lender pursuant to Section 10, the “Lenders”), and (3) DNB NOR BANK ASA, a banking company organized and existing under the laws of the Kingdom of Norway (“DnB NOR”), as mandated lead arranger (in such capacity, the “Mandated Lead Arranger”), as bookrunner (in such capacity, the “Bookrunner”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as security trustee for the Lenders (in such capacity, the “Security Trustee”).

W I T N E S S E T H  T H A T :

WHEREAS, the Borrower wishes to partially finance the pre-delivery and post-delivery acquisition costs of a 185,000 barrel articulated tug and barge unit currently under construction or to be constructed by Manitowoc Marine Group, LLC and to be delivered upon completion to the Borrower’s wholly-owned direct subsidiary, K-Sea Transportation LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Shipowner Guarantor”);

WHEREAS, at the request of the Borrower, DnB NOR has agreed to serve as the Mandated Lead Arranger, Bookrunner, Administrative Agent and Security Trustee under the terms of this Agreement and the Lenders have agreed to provide to the Borrower a secured term loan credit facility in the amount of 80% of the Acquisition Costs (as defined below) of the 185,000 barrel articulated tug and barge unit, subject to a maximum aggregate amount of Fifty Seven Million Six Hundred Thousand United States Dollars ($57,600,000);

WHEREAS, each of the Shipowner Guarantor and K-Sea Transportation Partners L.P., a limited partnership organized and existing under the laws of the State of Delaware (the “Parent Guarantor”), has agreed to guarantee the obligations of the Borrower with respect to, inter alia, this Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties hereto agree as set forth below:

SECTION 1.  DEFINED TERMS.

1.1  Specific Definitions.  In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

“Acceptable Accounting Firm”	means PricewaterhouseCoopers LLP, or such other recognized international accounting firm as shall be approved by the Administrative Agent, such approval not to be unreasonably withheld;

“Acquisition Costs”

means any and all costs, expenses and payments made by or on behalf of either of the Borrower or the Shipowner Guarantor in connection with the construction and acquisition by the Shipowner Guarantor of the Vessel, or arising under or related to the Building Contract, such costs, expenses or payments shall include, but not be limited to payments made to the Builder under the Building Contract, naval engineer or architect fees, outfitting of the Vessel or any related parts or spares in connection therewith, any owner supplied equipment, the costs of transporting and delivering the Vessel to the Charterer and capitalized interest costs;

“Administrative Agent”	shall have the meaning ascribed thereto in the preamble;

“Advance(s)”	means any amount advanced to the Borrower with respect to the Facility or (as the context may require) the aggregate amount of all such Advances for the time being outstanding;

“Affiliate”

means with respect to any Person, any other Person directly or indirectly controlled by or under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as applied to any Person means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person whether through ownership of voting securities or by contract or otherwise;

“Affiliate Vessel”	means any vessel (other than the Vessels) owned by the Parent Guarantor or a Subsidiary thereof;

“Agreement”	means this Credit Facility Agreement, as the same shall be amended, modified or supplemented from time to time;

“Annex VI”	means Regulations for the Prevention of Air Pollution from Ships to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997);

“Applicable Margin”	means that rate per annum to be determined from time to time according to the Borrower’s Total Debt to EBITDA

Ratio, as follows:

Total Debt to EBITDA Ratio	Applicable Margin

< 2.00	1.05% per annum

= > 2.00 and < 2.50	1.20% per annum

= > 2.50 and < 3.00	1.45% per annum

= > 3.00	1.85% per annum

such determination to be made in accordance with Section 6.1; provided, however, that the Applicable Margin shall not be less than 1.85% for the 12 months following the execution of this Agreement;

“Applicable Rate”	means any rate of interest applicable to the Facility from time to time pursuant to Section 6.1;

“Approved Ship Broker”	means Marcon International, Inc. or other ship brokers selected by the Borrower and approved by the Administrative Agent and the Majority Lenders in their reasonable discretion;

“Assignment and Assumption Agreement(s)”	means the Assignment and Assumption Agreement(s) executed pursuant to Section 10 substantially in the form set out in Exhibit G;

“Assignment Notices”

means:

(a) the notice with respect to the Building Contract Assignment substantially in the form set out in Exhibit 1 thereto;

(b) the notices with respect to the Earnings Assignment substantially in the form set out in Exhibit 1 thereto;

(c) the notices with respect to the Pre-Delivery Insurances Assignment substantially in the form set out in Exhibit 3 thereto; and

(d) the notices with respect to the Insurances Assignment substantially in the form set out in Exhibit 3 thereto

“Assignments”	means the Building Contract Assignment, the Earnings Assignment, the Pre-Delivery Insurances Assignment and the Insurances Assignment;

“Banking Day(s)”	means day(s) on which banks are open for the transaction

of business in New York, New York;

“Barge”

means that certain double skin oil tank barge vessel under construction by the Builder and designated as Hull No.770 and, upon delivery, to be registered in the name of the Shipowner Guarantor under U.S. flag;

“Bookrunner”	shall have the meaning ascribed thereto in the preamble;

“Borrower”	shall have the meaning ascribed thereto in the preamble;

“Building Contract Assignment”

means the assignment in respect of the Building Contract to be executed by the Shipowner Guarantor in favor of the Security Trustee pursuant to Section 4.1(c) substantially in the form set out in Exhibit F;

“Building Contract”	means that certain shipbuilding agreement for the construction of the Vessels dated as of October 30, 2007 by and between the Builder and the Shipowner Guarantor;

“Builder”	means Manitowoc Marine Group, LLC, a limited liability company organized and existing under the laws of the State of Nevada;

“Capital Expenditures”	means any expenditure or liability that is properly charged to a capital account or otherwise capitalized on Borrower’s consolidated balance sheet in accordance with GAAP;

“Capital Lease Obligations”

means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP;

“Capital Stock”

means, as to any Person, all shares, interests, partnership interests, limited liability company membership interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity;

“Change of Control”	means: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of ownership interests representing more than 50% of the general partnership interest in the Parent Guarantor or more than 50% of the aggregate ordinary voting power represented by the issued and outstanding ownership interests of the Borrower; or (b) for a period of twelve (12) consecutive calendar months, a majority of the board of Borrower or the Parent Guarantor shall no longer be composed of individuals (i) who were members of said board on the first day of such period, (ii) whose election or nomination to said board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board, or (iii) whose election or nomination to said board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said board;

“Charter”	means the charter party agreement relating to the Vessels to be entered into between the Shipowner Guarantor, as owner, and Charterer, as charterer;

“Charterer”	means Tesoro Corporation, or its affiliate Goldstar Maritime Company, each a corporation organized and existing under the laws of the State of Delaware;

“Classification Society”

shall mean the American Bureau of Shipping or such other member of the International Association of Classification Societies acceptable to the Majority Lenders with which the Vessels are entered and which conducts periodic physical surveys and/or inspections of the Vessels;

“Code”	means the United States Internal Revenue Code of 1986, as amended from time to time;

“Collateral”

means, all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which any Creditor has been granted a security interest pursuant to a Transaction Document;

“Commitment(s)”	means in relation to a Lender, the portion of the Facility set out opposite its name in Schedule 1 or, as the case may be, in any relevant Assignment and Assumption Agreement;

“Compliance Certificate”

means a certificate certifying: (a) the compliance by the Borrower with all of its covenants contained herein and showing the calculations of those covenants contained in Sections 9.3 and 9.4 hereof in reasonable detail; and (b) the Borrower’s current Total Debt to EBITDA Ratio and the corresponding Applicable Margin; delivered by the chief financial officer of the Borrower to the Administrative Agent from time to time pursuant to Section 9.1(d) in the form set out in Exhibit H, or in such other form as the Administrative Agent may agree;

“Consent and Agreement”	means the consent and agreement relating to this Agreement to be executed by the Parent Guarantor and the Shipowner Guarantor in the form attached hereto;

“Constitutional Documents”

means, as to any Person which is: (a) a corporation, the certificate or articles of incorporation and by-laws of such Person; (b) a limited liability company, the certificate of formation and the limited liability company agreement of such Person; (c) a partnership, the certificate of partnership and partnership agreement of such Person; or (d) any other form of entity or organization, the organizational documents of such Person analogous to the foregoing;

“Creditor(s)”	means each of the Administrative Agent, the Security Trustee and the Lenders or any one of them;

“Default”	means an event which with the giving of notice or lapse of time, or both, would constitute an Event of Default;

“Default Rate”	means a rate per annum equal to the sum of (i) the Applicable Rate plus (ii) two percent (2%);

“Delivery Advance”	means the Advance to be made to the Borrower in respect of the delivery of the Vessels by the Builder to the Shipowner Guarantor pursuant to the Building Contract;

“Delivery Date”	means the date on which the Vessels are delivered by the Builder to the Shipowner Guarantor pursuant to the Building Contract;

“DOC”	means a document of compliance issued to an Operator in accordance with Rule 13 of the ISM Code;

“Dollars” and the sign “$”	means the legal currency, at any relevant time hereunder, of the United States of America and, in relation to all payments hereunder, in same day funds settled through the

New York Clearing House Interbank Payments System (or such other Dollar funds as may be determined by the Administrative Agent to be customary for the settlement in New York City of banking transactions of the type herein involved);

“Drawdown Date(s)”	means the dates, each being a Banking Day, upon which the Borrower has requested that an Advance be made available to the Borrower, and such Advance is made, as provided in Section 3;

“Drawdown Notice”	shall have the meaning ascribed thereto in Section 3.4;

“Earnings Assignment(s)”

means the assignment in respect of the earnings of each of the Vessels from any and all sources, including, without limitation, the Charter, to be executed by the Shipowner Guarantor in favor of the Security Trustee pursuant to Section 4.2(b) substantially in the form set out in Exhibit D;

“EBITDA”

means, with respect to any fiscal period of the Parent Guarantor and its consolidated Affiliates, including, without limitation, the Borrower, on a consolidated basis, the sum of:

(a)  the net income (or net loss) of the Borrower (determined in accordance with GAAP) for such fiscal period, without giving effect to any extraordinary pre-tax gains or losses; plus

(b)  to the extent that any of the items referred to in any of clauses (i) through (iii) below were deducted in calculating the net income referred to in (a) above:

(i)  Interest Expense of Borrower for such fiscal period;

(ii)  federal and state income tax expenses of the Borrower for such fiscal period;

(iii)  the amount of all depreciation and amortization for such fiscal period; minus

(c)  to the extent added in calculating such net income, gains from sales, exchanges and other dispositions of assets not in the ordinary course of business.

“Environmental Affiliate(s)”	means any Person, the liability of which for Environmental Claims any Security Party or Subsidiary of any Security Party may have assumed by contract or operation of law;

“Environmental Approval(s)”	shall have the meaning ascribed thereto in Section 2.1(q);

“Environmental Claim(s)”	shall have the meaning ascribed thereto in Section 2.1(q);

“Environmental Law(s)”	shall have the meaning ascribed thereto in Section 2.1(q);

“ERISA”	means the Employee Retirement Income Security Act of 1974, as amended from time to time;

“ERISA Affiliate”

means a trade or business (whether or not incorporated) that, together with any Security Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code;

“ERISA Funding Event”

means (i) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (ii) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii)  the failure by any Security Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan that could reasonably be expected to result in a Material Adverse Effect; (iv) the receipt by any Security Party or ERISA Affiliate from a plan administrator of a determination that any Plan is in “at risk” status (within the meaning of Section 430(i) of the Code); (v) the incurrence by any Security Party or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vi) the receipt by any Security Party or ERISA Affiliate from a plan administrator of a determination that a Multiemployer Plan is in endangered status within the meaning of Section 432 of the Code or Section 305 of ERISA;

“ERISA Termination Event”

means (i) the imposition of any Lien in favor of the PBGC on any asset of any Security Party or any ERISA Affiliate thereof; (ii) the receipt by the any Security Party or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the PBGC’s intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (iii) the receipt by the Borrower or any Subsidiary or ERISA Affiliate of any notice that a Multiemployer Plan is in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA;

(iv) the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA; or (v) the occurrence of any event or condition described in Section 4042(a)(1) or 4042(a)(3) of ERISA with respect to any Plan or the receipt by any Security Party or ERISA Affiliate of notice from a plan actuary or plan administrator of the occurrence of any event or condition described in Section 4042(a)(2) or 4042(a)(4) of ERISA with respect to any Plan;

“Event(s) of Default”	means any of the events set out in Section 8.1;

“Exchange Act”	shall mean the Securities and Exchange Act of 1934, as amended;

“Excluded Taxes”

means, with respect to any Creditor or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Creditor or such other recipient is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 7.4 hereof), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure or inability to comply with Section 7.1 hereof, except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 7.1 hereof;

“Facility”

means the term loan credit facility to be made available by the Lenders to the Borrower in multiple Advances pursuant to Section 3 in an amount of 80% of the Acquisition Costs, subject to a maximum aggregate principal amount of Fifty Seven Million Six Hundred Thousand Dollars ($57,600,000), or the balance thereof from time to time outstanding;

“Facility Swap”	means any Interest Rate Agreement by and between any Security Party and any Creditor with respect to the

Facility;

“Fair Market Value”

means, in respect of each of the Vessels, a charter-free appraisal on an “as is”, “willing seller, willing buyer” basis of the Vessel(s) from an Approved Ship Broker, no such appraisal to be dated more than thirty (30) days prior to the date on which such appraisal is required pursuant to this Agreement;

“Fee Letter”	means the letter dated June , 2008 and entered into by the Borrower and DnB NOR in respect of the fees referred to therein;

“Final Payment”

means an amount as may be necessary to repay the outstanding aggregate principal amount of the Facility in full together with accrued but unpaid interest and any other amounts owing by the Borrower to any Creditor pursuant to a Transaction Document;

“Final Payment Date”	means the date that is 83 months after the Delivery Date;

“Fixed Charge Coverage Ratio”

means, at any date of determination, the ratio of (a) EBITDA less Maintenance CAPEX divided by (b) Fixed Charges, in each case for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided that, for any such determination, EBITDA shall be adjusted to include, for the relevant four fiscal quarter period, pro forma EBITDA in an amount reasonably acceptable to the Administrative Agent respecting any vessel or business acquisition for which debt service is incurred and included in Fixed Charges;

“Fixed Charges”

means the sum, for any period for the Parent Guarantor and its consolidated Affiliates, including, without limitation, the Borrower and the Parent Guarantor, on a consolidated basis, of the following: (a) Interest Expense, plus (b) the current portion of Capital Lease Obligations, plus (c) Scheduled Principal Payments, plus (d) cash income taxes;

“Foreign Lender”	means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia;

“Foreign Plan”	means an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is excluded from coverage under ERISA by Section 4(b)(4) thereof and is maintained or contributed to by a Security Party or for which a Security Party has any liability;

“GAAP”	shall have the meaning ascribed thereto in Section 1.3;

“Guarantee”

means, with respect to any Person (the “guarantor”), any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include any endorsement for collection or deposit in the ordinary course of business;

“IAPPC”	means a valid international air pollution prevention certificate for a vessel issued under Annex VI;

“Indebtedness”

means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person; (i) all operating lease obligations of such Person; (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty; and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that “Indebtedness” shall not include (x) Secured Nonrecourse Obligations and (y) nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP;

“Indemnitee”	shall have the meaning ascribed thereto in Section 15.1;

“Initial Advance”	means the first Advance to be made under the Facility;

“Initial Payment Date”	means the date which is 3 months after the Delivery Date;

“Insurances Assignment”

means the assignment in respect of the insurances of each of the Vessels to be executed by the Shipowner Guarantor in favor of the Security Trustee pursuant to Section 4.2(b) substantially in the form of Exhibit E2;

“Interest Expense”

means, for any period, the sum, for the Parent Guarantor and its consolidated Affiliates, including, without limitation, the Borrower and the Shipowner Guarantor, on a consolidated basis, the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Interest Rate Agreements relating to interest during such period (whether or not actually paid or received during such period);

“Interest Notice”	means a notice from the Borrower to the Administrative Agent specifying the duration of any relevant Interest Period substantially in the form of Exhibit J;

“Interest Period(s)”	means period(s) of one (1), three (3) or six (6) months as selected by the Borrower or as otherwise agreed among the Lenders and the Borrower;

“Interest Rate Agreement(s)”	means any interest rate protection agreement, interest rate

future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, currency swap agreement, freight forward agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates;

“ISM Code”

means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code”	means the International Ship and Port Facility Security Code adopted by the International Maritime Organization (as the same may be amended from time to time);

“ISSC”	means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Lender(s)”	shall have the meaning ascribed thereto in the preamble;

“LIBOR”

means, subject to Section 6.5, the rate for deposits of Dollars for a period equivalent to the relevant Interest Period at or about 11:00 a.m. (London time) on the second London Banking Day before the first day of such period as set by the British Bankers’ Association; provided that if on such date no such rate is available from the British Bankers’ Association for the relevant Interest Period, LIBOR for such period shall be the arithmetic mean of the rates respectively quoted by three (3) Reference Banks (including, without limitation, DnB NOR) to the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to the relevant Interest Period to prime banks in the London Interbank Market at or about 11:00 a.m. (London time) on the second Banking Day before the first day of such period;

“Lien”

means, with respect to any asset, any interest in property securing an obligation owed to, or a claim by, any person other than the owner of the property, whether such interest shall be based on common law, maritime law, statute, contract or conveyance and including, but not limited to, the security interest lien arising from any pledge, mortgage, chattel mortgage, charge, encumbrance, conditional sale or trust receipt, or from a charter, consignment or bailment for security purposes and any tax lien, mechanic’s lien, materialman’s lien, workman’s lien, repairman’s lien, any financing statement or other similar charge, encumbrance or security interest;

“Maintenance CAPEX”

means all Capital Expenditures made for the purpose of maintaining (and not increasing) the operating capacity of each of the Vessels and each Affiliate Vessel during the twelve (12) calendar months immediately preceding any date of determination thereof;

“Majority Lenders”	means, at any time, Lenders holding an aggregate of more than 66 2/3% of the total Commitments;

“Mandated Lead Arranger”	shall have the meaning ascribed thereto in the preamble;

“Material Adverse Effect”

shall mean a material adverse effect on (a) the ability of the Borrower to repay the Facility or perform any of its obligations under any Transaction Document to which it is a party, (b) the ability of any Security Party to perform its obligations under any Transaction Document to which it is a party or (c) the business, property, assets, liabilities, operations or condition (financial or otherwise) of the Security Parties taken as a whole;

“Material Indebtedness”

means Indebtedness (other than the Facility), or outstanding obligations in respect of one or more Interest Rate Agreements, of any one or more of the Parent Guarantor, the Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000; provided that for purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Guarantor, the Borrower or any Subsidiary in respect of any Interest Rate Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent Guarantor, the Borrower or such Subsidiary would be required to pay if such Interest Rate Agreement were terminated at such time;

“Material Subsidiaries”	means any Subsidiary of the Parent Guarantor that has (a) net assets greater than $15,000,000 at the end of any fiscal quarter of the Parent Guarantor or (b) net revenue greater than $15,000,000 for the most recent four consecutive fiscal quarters of the Parent Guarantor, in each case as determined starting with the fiscal quarter that ended on December 31, 2007;

“Materials of Environmental Concern”	shall have the meaning ascribed thereto in Section 2.1(o);

“Mortgage”

means, with respect to the Vessels, the first preferred United States fleet mortgage, to be executed by the Shipowner Guarantor in favor of the Security Trustee pursuant to Section 4.2(b), substantially in the form set out in Exhibit C;

“MTSA”	means the Maritime and Transportation Security Act, 2002, as amended, inter alia, by Public Law 107-295;

“Multiemployer Plan”

means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Security Party or ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute;

“Non-Excluded Taxes”	means Taxes other than Excluded Taxes;

“Note”	means the promissory note to be executed by the Borrower to the order of the Security Trustee pursuant to Section 4.1(c), to evidence the Facility substantially in the form set out Exhibit A;

“Obligations”	means the obligations of any Security Party under or in connection with any Transaction Document, including but not limited to, the obligations to repay the Facility when due;

“Operator”	means, in respect of each of the Vessels, the Person who is concerned with the operation of the Vessels and falls within the definition of “Company” set out in Rule 1.1.2 of the ISM Code;

“Parent Guarantor”	shall have the meaning ascribed thereto in the preamble;

“Parent Guaranty”

means the guaranty to be executed by the Parent Guarantor in respect of the obligations of the Borrower under and in connection with this Agreement and the Note in favor of the Security Trustee pursuant to Section 4.l(c), substantially in the form of Exhibit B1;

“Payment Dates”	means each of the Initial Payment Date, the dates falling at three month intervals thereafter and the Final Payment Date, which shall be the last Payment Date;

“PBGC”	means the Pension Benefit Guaranty Corporation or any successor entity thereto;

“Permitted Acquisition”

means the purchase, holding or acquisition of (including pursuant to any merger) any capital stock or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person, or the purchase or acquisition of (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit; provided that (a) at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, and (b) such Person or business unit, as the case may be, is in substantially the same business as Borrower;

“Permitted Lien(s)”	means any Lien described under Section 9.2(a) hereof;

“Person”

means: (i) any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, syndicate, foundation, joint venture, association, joint stock company, trust, enterprise, or other unincorporated organization, whether or not a legal entity; or (ii) any government, intergovernmental body or agency, or any department, political subdivision or instrumentality of any government, intergovernmental body or agency;

“Plan”

means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which any Security Party or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA;

“Pre-Delivery Advance”	means any Advance other than the Delivery Advance;

“Pre-Delivery Insurances Assignment”

means the assignment in respect of the builder’s risk insurances of each of the Vessels to be executed by the Shipowner Guarantor in favor of the Security Trustee pursuant to Section 4.1(c) substantially in the form of

Exhibit E1;

“Reference Banks”	means DnB NOR and such other commercial banks rated at least AA- or higher as selected by the Administrative Agent;

“Required Percentage”	shall have the meaning set forth for such term in Section 9.4;

“Scheduled Principal Payments”	means, with respect to any Person as of any date, all scheduled payments of principal on Indebtedness paid by such Person during the twelve (12) calendar month period immediately preceding such date;

“Secured Nonrecourse Obligations”

means (a) secured obligations of Borrower taken on a consolidated basis where recourse of the payee of such obligations is expressly limited to an assigned lease or loan receivable and the property related thereto, or (b) liabilities of Borrower taken on a consolidated basis to any manufacturer of leased equipment where such liabilities are payable solely out of revenues derived from the leasing or sale of such equipment; excluding, however, nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP;

“Security Document(s)”

means the Parent Guaranty, the Shipowner Guaranty, the Mortgage, the Assignments and any other documents that may be executed as security for the Facility and the Borrower’s obligations in connection therewith;

“Security Party(ies)”	means the Borrower, the Parent Guarantor and the Shipowner Guarantor or any of them;

“Security Trustee”	shall have the meaning ascribed thereto in the preamble;

“Shipowner Guarantor”	shall have the meaning ascribed thereto in the preamble;

“Shipowner Guaranty”

means the guaranty to be executed by the Shipowner Guarantor in respect of the obligations of the Borrower under and in connection with this Agreement and the Note in favor of the Security Trustee pursuant to Section 4.1(c) substantially in the form of Exhibit B2;

“SMC”	means the safety management certificate issued in respect of each of the Vessels in accordance with Rule 13 of the ISM code;

“Subordinated Indebtedness”	means all Indebtedness which is subordinated to the Obligations by its terms or pursuant to a subordination agreement, in each case, reasonably acceptable to the Administrative Agent;

“Subsidiary(ies)”

means, with respect to any Person (the “Parent”) at any date, any other Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the Parent, or (b) the financial statements of which shall be (or should be) consolidated with the financial statements of such Person in accordance with GAAP.

“Tax Returns”

means all returns, reports, information statements and similar documents (including any additional or supporting schedules, attachments, exhibits, and other material attached thereto and including any amendments thereof) required by law to be filed with any taxing authority with respect to the liability of any Security Party or any Subsidiary thereof for any Tax which such taxing authority is responsible for determining, assessing or collecting;

“Taxes”	means any present or future taxes, levies, duties, charges, fees, deductions or withholdings imposed, levied, collected or assessed by any taxing authority;

“Total Debt”

means, as of any date, all Indebtedness of the Parent Guarantor and its consolidated Affiliates, including, without limitation, Borrower, on a consolidated basis, of the kinds and types (without duplication) described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (j) (excluding obligations in respect of letters of credit issued as credit support of obligations for borrowed money of Borrower or the Parent Guarantor included in the determination of Total Debt) and (k) of the definition of Indebtedness.

“Total Debt to EBITDA Ratio”	means, at any date of determination, the ratio of Total Debt divided by EBITDA for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided that, for any such determination, EBITDA shall be adjusted (a) to include, for the relevant four fiscal quarter period, pro forma EBITDA in an amount reasonably acceptable to the Administrative Agent respecting any vessel or business acquisition for which debt is incurred and included in Total Debt and (b) to exclude, for the relevant four fiscal quarter period, pro forma EBITDA in an amount reasonably acceptable to the Administrative Agent respecting any vessel or business disposition.

“Total Loss”	shall have the meaning ascribed thereto in the Mortgage;

“Transaction Document(s)”	means this Agreement, the Note, any Facility Swap, the Security Documents or any one of them;

“Tug”

means that certain 131’ x 44’ dual mode ATB tug boat under construction by the Builder and designated as Hull No. 820 and, upon delivery, to be registered in the name of the Shipowner Guarantor under U.S. flag;

“Vessel(s)”	means each of the Barge and the Tug; and

“Withdrawal Liability(ies)”	means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2  Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Transaction Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; words importing either gender include the other gender; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Agreement or such other Transaction Document, as applicable; references to agreements and other contractual instruments (including this Agreement and the other Transaction Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, extensions, replacements and other modifications to such instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Agreement or any other Transaction Document); references to any matter that is “approved” or requires “approval” of a party shall mean approval given in the sole and absolute discretion of such party unless otherwise specified.

1.3  Accounting Terms.  Unless otherwise specified herein, all accounting terms used in this Agreement and in the other Transaction Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or to the Lenders under this Agreement shall be prepared, in accordance with generally accepted accounting principles for the United States (“GAAP”).

1.4  Certain Matters Regarding Materiality.  To the extent that any representation, warranty, covenant or other undertaking of any Security Party in this Agreement is qualified by reference to those which are not reasonably expected to result in a “Material Adverse Effect” or language of similar import, no inference shall be drawn therefrom that any Creditor has knowledge or approves of any noncompliance by any Security Party with any governmental rule.

1.5  Forms of Documents.  Except as otherwise expressly provided in this Agreement, references to documents or certificates “substantially in the form” of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 14.8 of this Agreement, as the case may be, or the correlative provisions of the other Transaction Documents.

SECTION 2.  REPRESENTATIONS AND WARRANTIES.

2.1  Representations and Warranties.  In order to induce the Creditors to enter into this Agreement and to induce the Lenders to make the Facility available, the Borrower hereby represents and warrants to the Creditors (which representations and warranties shall survive the execution and delivery of this Agreement and the Note and the drawdown of the Facility hereunder) that:

(a)  Due Organization and Power.  each Security Party is duly formed and validly existing in good standing under the laws of its jurisdiction of incorporation or formation and is duly qualified to do business as a foreign entity in each jurisdiction wherein the nature of the business transacted thereby makes such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect, has full power and authority and, to the best of its knowledge after due investigation, all material governmental licenses, authorizations, consents and approvals required to carry on its business as now being conducted and to own its properties and has full power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party, and has complied with all statutory, regulatory and other requirements relative to such business, property and instruments to which it is a party, or to which its property is subject, other than those agreements for which non-compliance, either singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(b)  Authorization and Consents.  all necessary action has been taken to authorize, and all consents and authorities (other than consents and authorities required from time to time in respect of the operation of the Tug or the Barge in the ordinary course of business the failure of which to obtain would not alone or in the aggregate be reasonably likely to result in a Material Adverse Effect) have been obtained and remain in full force and effect to permit, each Security Party to enter into and perform its obligations under the Transaction Documents to which it is a party and, in the case of the Borrower, to borrow, service and repay the Facility and, as of the date of this Agreement, no further consents or authorities are necessary for the service and repayment of the Facility or any part thereof;

(c)  Binding Obligations.  each of the Transaction Documents constitute or will, when executed and delivered, constitute the legal, valid and binding obligations of each Security Party as is a party thereto enforceable against each such Security Party in accordance with their respective terms, except to the extent that such enforcement may be limited by equitable principles, principles of public policy or applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights;

(d)  No Violation.  the execution and delivery of, and the performance of the provisions of, the Transaction Documents to which it is to be a party by each Security Party do not contravene any applicable law or regulation existing at the date hereof the violation of which is reasonably likely to have a Material Adverse Effect or any contractual restriction binding on such Security Party or the Constitutional Documents of such Security Party and the proceeds of the Facility shall be used by the Borrower exclusively for the financing of the Vessels;

(e)  Filings; Stamp Taxes.  other than the recording of the Mortgage with the appropriate authorities for the United States of America and the filing of UCC Financing Statements in the State of New York and the State of Delaware in respect of the Assignments, and the payment and filing or recording fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of any Transaction Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any relevant jurisdiction or that any stamp, registration or similar Taxes be paid on or in relation to this Agreement or any other Transaction Document;

(f)  Approvals; Consents.  all consents, licenses, approvals and authorizations currently required, as of the date of this Agreement or any Drawdown Date, whether by statute or otherwise, in connection with the entry into and performance by each Security Party, and the validity and enforceability against each Security Party, of this Agreement and the other Transaction Documents have been obtained and are in full force and effect other than consents, licenses, approvals and authorizations required from time to time in respect of the operation of the Tug or the Barge in the ordinary course of business the failure of which to obtain would not alone or in the aggregate be reasonably likely to result in a Material Adverse Effect;

(g)  Litigation.  no action, suit or proceeding is pending or threatened in writing against any Security Party or any Subsidiary thereof before any court,

board of arbitration or administrative agency which reasonably could or might result in any Material Adverse Effect;

(h)  No Default.  no Security Party or Subsidiary thereof is in default under any agreement by which it is bound, or is in default in respect of any financial commitment or obligation, in each case, which could or might result in any Material Adverse Effect;

(i)  The Vessels.  upon the date of the making of the Delivery Advance and at all times thereafter, each of the Vessels shall:

(i)  be in the sole and absolute ownership of the Shipowner Guarantor and duly registered in the Shipowner Guarantor’s name under the United States flag, unencumbered, save and except for the Mortgage recorded against it and other Permitted Liens;

(ii)  be classed in the highest classification and rating for vessels of the same age and type with the Classification Society without any material outstanding recommendations;

(iii)  shall be operationally seaworthy and in every way fit for its intended service; and

(iv)  be insured in accordance with the provisions of the Mortgage recorded against it and the requirements thereof in respect of such insurances shall have been complied with;

(v)  be in compliance with all relevant laws, regulations and requirements (including Environmental Laws), statutory or otherwise, as are applicable to (A) vessels documented under the United States flag and (B) vessels engaged in a trade similar to that performed or to be performed by each of the Vessels, except in each case where the failure to so comply is not reasonably likely to have a Material Adverse Effect;

(j)  Insurance.  each Security Party and each Subsidiary thereof has insured its properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses; for the avoidance of doubt no Security Party shall be required to maintain mortgagee’s interest insurance in respect of the transactions contemplated by this Agreement nor shall any Security Party be obligated to make any reimbursement with respect to such mortgagee’s interest insurance;

(k)  Financial Information.  all financial statements, information and other data furnished by the Borrower or any Security Party to the Administrative Agent are complete and correct, such financial statements have been prepared in accordance with GAAP and accurately and fairly present the financial condition of the parties covered thereby as of the respective dates thereof and the results of the operations thereof for the period or respective periods covered by such financial statements, and since the date of such financial statements, information or data most recently delivered to the Administrative Agent there has been no Material Adverse Effect as to the Parent Guarantor and its consolidated Subsidiaries and no such party has any contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate except as disclosed in such statements, information and data;

(l)  Tax Returns.  each Security Party has filed or caused to be filed all material Tax Returns required by law to have been filed by it and has paid or caused to be paid all Taxes payable by it which have become due, except (i) Taxes not yet delinquent, (ii) Taxes the nonpayment of which could not reasonably be expected to have a Material Adverse Effect and (iii) Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on its books;

(m)  ERISA.  (i) provided that none of the funds used by the Lenders to acquire or maintain their respective interests in the Facility will constitute “plan assets” (as described in United States Department of Labor Regulations Section 2510.3-101, 29 C.F.R. Section 2510.3-101, as amended and as modified in application by Section 3(42) of ERISA, or applicable successor regulation) of an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Part 4 of Title I of ERISA or of a “plan” (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code, the execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any prohibited transaction for purposes of Section 406 of ERISA or Section 4975 of the Code; (ii) there are no Foreign Plans; (iii) no ERISA Termination Event has occurred; and (iv) no ERISA Funding Event exists or has occurred;

(n)  Chief Executive Office.  the chief executive office of each Security Party is located in East Brunswick, New Jersey;

(o)  Foreign Trade Control Regulations.  to the best of the Borrower’s knowledge, neither the use of proceeds hereunder as contemplated hereby nor any Security Party’s conduct of its business will violate any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Libyan Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 550, as amended), any of the provisions of the Iranian Transaction Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 560, as amended), any of the provisions of the Iraqi Sanctions Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 575, as amended), any of the provisions of the Federal Republic of Yugoslavia (Serbia and Montenegro) and Bosnia Serb-controlled areas of the

Republic of Bosnia and Herzegovina Assets Control Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 585 as amended) or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended);

(p)  Equity Ownership.  the Shipowner Guarantor is a wholly-owned direct Subsidiary of the Borrower; the Parent Guarantor owns 100% of the limited partnership interests in the Borrower and 100% of the ownership interests in K-Sea OLP GP, LLC which is the sole general partner of the Borrower; except as may be otherwise disclosed in writing from time to time by the Borrower to the Administrative Agent, K-Sea General Partner L.P. is the sole general partner of the Parent Guarantor and K-Sea General Partner GP LLC is the sole general partner of K-Sea General Partner L.P.;

(q)  Environmental Matters and Claims.  (a) except as such will not reasonably be expected to result in a Material Adverse Effect (i)  each Security Party, each of its Subsidiaries and their Affiliates shall, when required to operate their business as then being conducted, be in compliance with all applicable United States federal and state, local, foreign and international laws, regulations, conventions and agreements relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of  the contiguous zone, ocean waters and international waters), including, without limitation, laws, regulations, conventions and agreements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), or (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”); (ii)  each Security Party, each of its Subsidiaries and their Affiliates shall, when required, have all permits, licenses, approvals, rulings, variances, exemptions, clearances, consents or other authorizations required under applicable Environmental Laws (“Environmental Approvals”) and shall, when required, be in compliance with all Environmental Approvals required to operate their business as then being conducted; (iii) as of the date of this Agreement or any Drawdown Date, none of the Security Parties, any Subsidiary thereof nor any Affiliate thereof has received any notice of any claim, action, cause of action, investigation or demand by any Person, alleging potential liability for, or a requirement to incur, material investigator costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (1) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person, or (2) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval

(“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Security Parties in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)); and (iv) there are no existing circumstances that may prevent or interfere with such full compliance in the future; and (b) except as heretofore disclosed in writing to the Administrative Agent there is no Environmental Claim pending or threatened against any Security Party, any Subsidiary thereof or any Affiliate thereof and there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against such Persons the adverse disposition of which reasonably may be expected to result in a Material Adverse Effect;

(r)  Compliance with ISM Code, ISPS Code, MTSA and Annex VI.  each of the Vessels complies and the Operator complies with the requirements of the ISM Code, the ISPS Code, the MTSA and, to the extent required under the laws and regulations of the United States and each other jurisdiction in which a Vessel operates or is expected to operate, Annex VI including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto;

(s)  No Threatened Withdrawal of DOC, ISSC, SMC or IAPPC.  there is no actual or, to the best of the Borrower’s knowledge, threatened withdrawal of the Operator’s DOC or either of the Vessels’ ISSC, SMC or, to the extent required under the laws and regulations of the United States and each other jurisdiction in which a Vessel operates or is expected to operate, IAPPC or other certification or documentation related to the ISM Code, the ISPS Code, the MTSA and, to the extent required under the laws and regulations of the United States and each other jurisdiction in which a Vessel operates or is expected to operate, Annex VI or otherwise required for the operation of such vessels in respect of either of the Vessels;

(t)  Liens.  there are no Liens of any kind on the Collateral except for Permitted Liens;

(u)  Use of Proceeds.  the Borrower requires the Facility for use in connection with the financing of the Acquisition Costs by the Borrower and the Shipowner Guarantor and the Borrower’s and the Shipowner Guarantor’s use of the Facility does not contravene any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities) and comparable United States Federal and state laws;

(v)  Investment Company.  no Security Party is required to be registered as an “investment company” (as defined in the Investment Company Act of 1940, as amended)

(w)  Margin Stock.  none of the proceeds of the Facility shall be used to purchase or carry margin stock within the meanings of Regulations T, U or X of the Board of Governors of the Federal Reserve System; no Security Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System;

(x)  No Proceedings to Dissolve.  there are no proceedings or actions pending or contemplated by any Security Party, or contemplated by any third party, to dissolve or terminate any Security Party;

(y)  Solvency.  in the case of the Parent Guarantor and its Subsidiaries collectively, (i) the sum of its assets, at a fair valuation, does and/or will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, (ii) the present fair market salable value of its assets is not and/or shall not be less than the amount that will be required to pay its probable liability on its then existing debts, including, to the extent they are reportable as such in accordance with GAAP, contingent liabilities, as they mature, (iii) it does not and shall not have unreasonably small working capital (including the availability of borrowing capacity) with which to continue its business and (iv) it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature;

(z)  Jurisdiction; Governing Law.  (i) the Borrower’s irrevocable submission under this Agreement to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, the Borrower’s agreement that this Agreement be governed by New York law, and the Borrower’s agreement not to claim any immunity to which it or its assets may be entitled are legal, valid and binding under the laws of its jurisdiction of organization and (ii) any judgment obtained in the courts of the State of New York and the United States District Court for the Southern District of New York will be recognized and enforceable by the courts of its jurisdiction of organization, subject to any statutory or other conditions of such jurisdiction;

(aa)  Compliance with Laws.  each Security Party is and/or shall be in compliance with all applicable laws except where the failure to comply would not alone or in the aggregate reasonably be expected to result in a Material Adverse Effect;

(bb)  Citizenship.  each of the Shipowner Guarantor and the Borrower is a citizen of the United States within the meaning of 46 U.S.C. §50501 and the regulations promulgated thereunder for purposes of engaging in the coastwise trade and in foreign commerce of the United States;

(cc)  No Other Name.  other than as previously disclosed in writing to the Administrative Agent, the Borrower has not changed its name nor has done business in any name other than that set forth in the introductory paragraph of this Agreement;

(dd)  Title.  the Borrower will ensure that the Shipowner Guarantor has and at all times will defend and continue to have good and marketable title to all of the Collateral, free and clear of all Liens subject only to Permitted Liens; and, upon delivery of the Vessels, the Vessels will be documented in the name of the Shipowner Guarantor with the United States Coast Guard National Vessel Documentation Center in Falling Waters, West Virginia;

(ee)  Subsidiaries.  the Parent Guarantor legally and beneficially owns, directly or indirectly, the majority or all of the issued and outstanding Capital Stock of the Borrower and the Borrower legally and beneficially owns directly all of the Capital Stock of the Shipowner Guarantor; all such Capital Stock of the Borrower and the Shipowner Guarantor is free and clear of any Liens, claims, pledges or other encumbrances whatsoever; and

(ff)  Survival.  all representations, covenants and warranties made herein and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive the making of the Facility and the issuance of the Note.

SECTION 3.  THE LOAN.

3.1  Purpose.  The Lenders shall make the Facility available to the Borrower for the purpose of partially financing the Acquisition Costs of the Vessels.

3.2  Making of the Advances.  Each of the Lenders, relying upon each of the representations and warranties set out in Section 2, hereby severally and not jointly agrees with the Borrower that, subject to and upon the terms of this Agreement, it will, not later than 11:00 A.M. (New York time) on the Drawdown Date of each Advance (except as provided in Section 3.7), make its portion of the relevant Advance (in an amount not exceed its Commitment ratably with the other Lenders according to their respective Commitments), in Federal or other funds immediately available in New York City, to the Borrower through the Administrative Agent at its address set forth in Section 16.10 or to such account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Unless the Administrative Agent determines that any applicable condition specified in Section 4 has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the Borrower at the aforesaid address, subject to the receipt of the funds by the Administrative Agent as provided in the immediately preceding sentence, not later than 12:00 P.M. (New York City time) on the date of such Advance, and in any event as soon as practicable after receipt.  It is understood that the Facility will be made available in multiple Advances after the date hereof according to the payment schedules in the Building Contract.  The amount of any Advance shall not exceed 80% of (a) the actual payment due under the Building Contract (on the basis of invoices received from the Builder for construction installments) and (b) other Acquisition Costs, which the Borrower shall evidence to the satisfaction of the Administrative Agent.  No Advance shall be made after the Delivery Advance.  The aggregate amount of all Advances shall not exceed Fifty Seven Million Six Hundred Thousand Dollars ($57,600,000).

3.3  Drawdown Notice.  The Borrower shall, at least three (3) Banking Days before a Drawdown Date, serve a notice (a “Drawdown Notice”), substantially in the form of Exhibit I, on the Administrative Agent which notice shall: (a) be in writing addressed to the Administrative Agent; (b) be effective on receipt by the Administrative Agent; (c) specify the amount of the Advance to be drawn; (d) specify the Banking Day on which such Advance is to be drawn and, subject to the terms of Section 6.3 hereof, specify the Interest Period; (e) specify the disbursement instructions; and (f) be irrevocable.

3.4  Effect of Drawdown Notice.  The Drawdown Notice shall be deemed to constitute a warranty by the Borrower (a) that the representations and warranties stated in Section 2 (updated mutatis mutandis) are true and correct on and as of the date of the Drawdown Notice and will be true and correct on and as of the Drawdown Date as if made on such date, and (b) that no Event of Default or Default has occurred and is continuing.

3.5  Several Obligations.  The failure of any Lender to make its pro rata portion of the Facility on the Drawdown Date shall not relieve any other Lender of its obligation to make its pro rata portion of the Facility on the Drawdown Date, and neither the Administrative Agent, the Security Trustee nor any other Lender shall be responsible for the failure of any Lender to make its pro rata portion of the Facility.

3.6  Pro Rata Treatment.  The borrowing from the Lenders hereunder shall be made from the Lenders, each payment of fees and expenses under Section 13 shall be made for account of the Lenders, each payment or prepayment of principal of the Facility by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Facility held by the Lenders; and each payment of interest on the Facility by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders.

3.7  Receipt of Funds.  Unless the Administrative Agent shall have received notice from a Lender prior to the Drawdown Date that such Lender shall not make available to the Administrative Agent such Lender’s share of the Facility, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Drawdown Date in accordance with this Section 3.7 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such share available to the Administrative Agent, such Lender and the Borrower (but without duplication) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the Applicable Rate and (ii) in the case of such Lender, the LIBOR Rate for overnight or weekend deposits.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s share of the Facility for purposes of this Agreement as of the Drawdown Date.  Nothing in this Section 3.7 shall be deemed to relieve any Lender of its obligation to make its share of the Facility to the extent provided in this Agreement.  In the event that the Borrower is required to repay any portion of the Facility to the Administrative Agent pursuant to this Section 3.7 as between the Borrower and the defaulting Lender, the liability for any breakfunding costs as described in Section 4.4 shall be borne by the defaulting Lender.  If the defaulting Lender has not paid any such breakage costs upon demand by the Administrative Agent therefor, the Borrower shall pay such breakage costs upon demand by the Administrative Agent and the Borrower shall be entitled to recover any such payment for breakfunding costs made by the Borrower from the defaulting Lender.

SECTION 4.  CONDITIONS PRECEDENT.

4.1  Conditions Precedent to the Initial Advance.  The obligation of the Lenders to make the Initial Advance available to the Borrower under this Agreement shall be expressly subject to the following conditions precedent:

(a)  Corporate Authority.  the Administrative Agent shall have received a certificate substantially in the form attached hereto as Exhibit K from an officer of each Security Party which certificate shall certify and, in the case of items (i) through (iii) below, attach true and complete copies of the following:

(i)  the Constitutional Documents of such Security Party;

(ii)  the resolutions of the board of directors and equity holders (or as otherwise required by such Security Party’s Constitutional Documents or by applicable law) evidencing approval of the Transaction Documents to which it is a party and authorizing an appropriate officer or officers or attorney-in-fact or attorneys-in-fact to execute the same on its behalf, or other evidence of such approvals and authorizations;

(iii)  all documents evidencing any other necessary action (including actions by such parties thereto other than the Security Parties as may be required by the Administrative Agent), approvals or consents with respect to the Transaction Documents;

(iv)  the names, titles and signatures of each of the officers and directors  of such Security Party;

(v)  with respect to the Borrower and the Shipowner Guarantor only, the record ownership of all of such Security Party’s issued and outstanding Capital Stock; and

(vi)  that the representations and warranties (updated mutatis mutandis) with respect to solvency set forth in this Agreement or in any other Transaction Document to which it is a party are true and correct as if made on and as of such date;

(b)  Good Standing Certificates.  the Administrative Agent shall have received certificates from the jurisdiction of incorporation or formation, as the case may be, of each Security Party as to the good standing thereof.

(c)  Transaction Documents.  each Security Party shall have duly executed and delivered the following Transaction Documents to which it is a party:

(i)  this Agreement;

(ii)  the Note;

(iii)  the Parent Guaranty;

(iv)  the Shipowner Guaranty;

(v)  the Building Contract Assignment and the Assignment Notice with respect thereto; and

(vi)  the Pre-Delivery Insurances Assignment and the Assignment Notice with respect thereto.

(d)  UCC Financing Statements and Searches.  the Administrative Agent shall have received evidence that Uniform Commercial Code Financing Statements have been filed with the State of Delaware and in such other jurisdictions as the Administrative Agent may reasonably require;  the Administrative Agent shall have received evidence, including Uniform Commercial Code searches, satisfactory to it that the Collateral is not subject to any Liens other than Permitted Liens;

(e)  Liens.  the Administrative Agent shall have received evidence satisfactory to it and to its legal advisor that, save for the Liens created by the Building Contract Assignment, there are no Liens of any kind whatsoever on either of the Vessels or on any Collateral except as Permitted Liens;

(f)  Building Contract.  the Administrative Agent shall have received a  true and complete copy, certified by the Borrower to the satisfaction of the Administrative Agent, of the Building Contract;

(g)  Charter.  the Administrative Agent shall have received a true and complete copy, certified by the Borrower to the satisfaction of the Administrative Agent, of the Charter, which Charter shall be in form and substance satisfactory in all respects to the Administrative Agent;

(h)  Environmental Claims.  the Administrative Agent shall be satisfied that no Security Party and no Affiliate thereof is subject to any Environmental Claim which could have a Material Adverse Effect;

(i)  Fees.  the Administrative Agent shall have received payment in full of all fees and expenses due under Section 13 and the Fee Letter;

(j)  Know Your Customer Requirements.  the Administrative Agent shall have received documentation, and other evidence as is reasonably requested by the Administrative Agent in order for each of the Creditors to carry out and be satisfied with the results of all necessary “know your client” or other checks which is required to carry out in relation to the transactions contemplated by the Transaction Documents, including but not limited to:

(i)  certified list of directors, including titles, business and residential addresses and dates of birth;

(ii)  requisite United States tax forms; and

(iii)  the Administrative Agent’s anti-money laundering questionnaire.

(k)  Compliance Certificate.  the Administrative Agent shall have received a Compliance Certificate with respect to the most recently ended fiscal quarter;

(l)  Legal Opinions.  the Administrative Agent shall have received legal opinions addressed to the Administrative Agent from (i) Holland & Knight LLP, counsel to the Security Parties, and (ii) Seward & Kissel LLP, special counsel to the Creditors, in each case in such form as the Administrative Agent may require, as well as such other legal opinions as the Administrative Agent shall have required as to all or any matters under the laws of the United States of America, the State of New York and the State of Delaware covering the representations and conditions which are the subjects of Sections 2 and 4.1.

4.2  Conditions Precedent to the Delivery Advance.  The obligation of the Lenders to make the Delivery Advance available to the Borrower under this Agreement shall be expressly and separately subject to the following further conditions precedent on the relevant Drawdown Date:

(a)  The Vessels.  the Administrative Agent shall have received

(i)  evidence satisfactory to it that each of the Vessels is in the sole and absolute ownership of the Shipowner Guarantor and duly registered in the Shipowner Guarantor’s name under the United States flag, unencumbered, save and except for the Mortgage recorded against it and other Permitted Liens;

(ii)  evidence satisfactory to it that each of the Vessels is classed in the highest classification and rating for vessels of the same age and type with the Classification Society without any material outstanding recommendations;

(iii)   evidence satisfactory to it that each of the Vessels is operationally seaworthy and in every way fit for its intended service;

(iv)  evidence satisfactory to it that each of the Vessels is insured in accordance with the provisions of the Mortgage recorded against it and the requirements thereof in respect of such insurances are being complied with; and

(v)  evidence satisfactory to it that each of the Vessels is in compliance with all relevant laws, regulations and requirements (including environmental laws, regulations, and requirements), statutory or otherwise, as are applicable to (A) vessels documented under the United States flag and (B) vessels engaged in a trade similar to that performed or to be performed by each of the Vessels, except where the failure to so comply would not have a Material Adverse Effect, which evidence shall include:

(A)  a copy of the current certificate of inspection issued by the United Sates Coast Guard for each Vessel, if available, reflecting no outstanding recommendations; and

(B)  current Certificates of Financial Responsibility with respect to the Vessels.

(b)  Transaction Documents.  each Security Party shall have duly executed and delivered the following Transaction Documents to which it is a party:

(i)  the Mortgage;

(ii)  the Earnings Assignment;

(iii)  the Insurances Assignment; and

(iv)  the Assignment Notices (other than those previously delivered in connection with the Building Contract Assignment and the Pre-Delivery Insurances Assignment);

(c)  Recording of the Mortgage.  the Administrative Agent shall have received satisfactory evidence that the Mortgage on the Vessels: (i) has been duly recorded under the laws of the United States; (ii) constitutes a first preferred mortgage lien under the laws of such jurisdiction; and (iii) was recorded prior to delivery of the Vessels to the Charterer pursuant to the Charter;

(d)  UCC Financing Statements and Searches.  the Administrative Agent shall have received evidence that Uniform Commercial Code Financing Statements have been filed with the State of Delaware and in such other jurisdictions as the Administrative Agent may reasonably require;  the Administrative Agent shall have received evidence, including Uniform

Commercial Code searches, satisfactory to it that the Collateral is not subject to any Liens other than Permitted Liens;

(e)  Vessel Appraisals.  the Administrative Agent shall have received appraisals, in form and substance satisfactory to the Administrative Agent, of the Fair Market Value of each of the Vessels showing the Fair Market Value of each of the Vessels to be not less than the Required Percentage of the Facility;

(f)  Environmental Claims.  the Administrative Agent shall be satisfied that no Security Party and no Affiliate thereof is subject to any Environmental Claim which could reasonably be expected to have a Material Adverse Effect;

(g)  ISM Code, ISPS Code, MTSA and Annex VI.  the Administrative Agent shall have received a copy of the Operator’s DOC and the SMC, ISSC and, to the extent required under the laws and regulations of the United States and each other jurisdiction in which a Vessel operates or is expected to operate, IAPPC for each of the Vessels, where applicable.

(h)  Legal Opinions.  the Administrative Agent shall have received legal opinions addressed to the Administrative Agent from (i) Holland & Knight LLP, counsel to the Security Parties, and (ii) Seward & Kissel LLP, special counsel to the Creditors, in each case in such form as the Administrative Agent may require, as well as such other legal opinions as the Administrative Agent shall have required as to all or any matters under the laws of the United States of America, the State of New York and the State of Delaware covering the representations and conditions which are the subjects of Sections 2 and 4.1.

4.3  Further Conditions Precedent.  The obligation of the Lenders to make any Advance available to the Borrower under this Agreement shall be expressly and separately subject to the following further conditions precedent on each Drawdown Date:

(a)  the Administrative Agent shall have received the Drawdown Notice in accordance with the terms of Section 3.4;

(b)  the Administrative Agent shall have received:

(i)  copies of the invoices received from the Builder for construction installments due under the Building Contract;

(ii)  satisfactory evidence of such other Acquisition Costs to which such Advance relates; and

(iii)  satisfactory evidence that the Borrower has paid its portion of the applicable construction installments under the Building Contract.

(c)  the representations stated in Section 2 (updated mutatis mutandis to such date) shall be true and correct as if made on and as of that date;

(d)  no Event of Default or Default shall have occurred and be continuing;

(e)  the Administrative Agent shall be satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for any Security Party to make any payment as required under the terms of the Transaction Documents or any of them; and

(f)  there shall have been no Material Adverse Effect since the date hereof.

4.4  Breakfunding Costs.  In the event that, on the date specified for the making of the Facility in the Drawdown Notice, the Lenders shall not be obliged under this Agreement to make the Facility available, the Borrower shall indemnify and hold the Lenders fully harmless against any losses which the Lenders (or any thereof) may sustain as a result of borrowing or agreeing to borrow funds to meet the drawdown requirement of the Drawdown Notice and the certificate of the relevant Lender or Lenders shall, absent manifest error, be conclusive and binding on the Borrower as to the extent of any such losses.

4.5  Satisfaction after Drawdown.  Without prejudice to any of the other terms and conditions of this Agreement, in the event the Lenders, in their sole discretion, advance the Facility prior to the satisfaction of all or any of the conditions referred to in Sections 4, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions within seven (7) days after the Drawdown Date (or such longer period as the Creditors, in their sole discretion, may agree).

SECTION 5.  REPAYMENT AND PREPAYMENT.

5.1  Repayment.  Subject to the provisions of Section 5 regarding application of prepayments, the Borrower shall repay the principal of the Facility in twenty eight (28) consecutive installments on the Payment Dates, each such installment being in the amount equal to one-twenty-eighth (1/28th) of Thirty-Seven and One Half percent (37.5%) of the outstanding aggregate principal amount of the Facility as of the date of, and after giving effect to the drawdown of, the Delivery Advance, plus the Final Payment which shall be paid on the Final Payment Date.

5.2  Voluntary Prepayment.  The Borrower may prepay, upon two (2) Banking Days written notice, the Facility or any portion thereof without premium or penalty other than breakage costs, if any, pursuant to Section 5.4.  Each prepayment shall be in a minimum amount of One Million Dollars ($1,000,000) plus any One Million Dollar ($1,000,000) multiple thereof or the full amount of the Facility.

5.3  Mandatory Prepayment.

(a)  Sale of Both Vessels.  On (i) the sale of both Vessels or (ii) the earlier of (x) one hundred twenty (120) days after the Total Loss of both Vessels or (y) the date on which the insurance proceeds in respect of such loss are received by the Borrower (or the Parent Guarantor) or the Security Trustee as assignee thereof, the Borrower shall prepay the Facility in full; provided, however, that, at the written request of the Borrower, any prepayment required to be made pursuant to this Section 5.3(a) may be paid to the Security Trustee to be placed in an interest bearing cash collateral account until the last day of then current Interest Period or, if earlier, a date on which a prepayment could occur without any break funding costs.  The Security Trustee shall hold the funds in the cash collateral account for the benefit of the Lenders, but any interest accrued on the account (which shall accrue at LIBOR minus 0.25% per annum) less costs for minimum reserve requirements shall be credited to the Borrower.  All moneys (including accrued interest) held in the cash collateral account shall serve as collateral for the prepayment(s) required under this Section 5.3(a) and shall be subject to a security interest in favor of the Security Trustee.

(b)  Sale of a Vessel.  On (i) the sale of a Vessel or (ii) the earlier of (x) one hundred twenty (120) days after the Total Loss of a Vessel or (y) the date on which the insurance proceeds in respect of such loss are received by the Shipowner Guarantor, the Borrower or the Parent Guarantor or the Security Trustee as assignee thereof, the Borrower shall prepay that portion of the Facility equal to the total outstanding amount of the Facility multiplied by a fraction (1) the numerator of which is equal to the Fair Market Value (as of the most recent appraisal prior to such disposition or loss) of the Vessel which is the subject of such disposition or loss and (2) the denominator of which is equal to the Fair Market Value (as of the most recent appraisal prior to such disposition or loss) of both of the Vessels.

5.4  Interest and Costs; Application of Prepayments; No Reborrowing.  Any prepayment of the Facility made hereunder (including, without limitation, those made pursuant to Sections 5 and 9) shall be subject to the condition that on the date of prepayment all accrued interest to the date of such prepayment shall be paid in full with respect to the Facility or portions thereof being prepaid, together with any and all actual costs or expenses incurred by any Lender in connection with any breaking of funding (as certified by such Lender, which certification shall, absent any manifest error, be conclusive and binding on the Borrower).  All prepayments of the Facility under Section 5.3 shall be applied towards the installments of the Facility in the inverse order of their due dates for payment.  No payments made in prepayment or repayment of the Facility shall be available for reborrowing.

SECTION 6.  INTEREST AND RATE.

6.1  Applicable Rate.  The Facility shall bear interest at the Applicable Rate which shall be the rate per annum which is equal to the aggregate of (a) LIBOR for the relevant Interest Period plus (b) the Applicable Margin.  The Applicable Rate shall be determined by the Administrative Agent two (2) Banking Days prior to the first day of the relevant Interest Period, provided, however, that the Applicable Margin shall be adjusted, if necessary, effective on the Banking Day immediately following the earlier of (i) delivery of or (ii) the due date for delivery of each Compliance Certificate to the Administrative Agent, and if the Applicable Margin is so adjusted during any Interest Period, the Applicable Rate shall be re-calculated to reflect the current Applicable Margin.  The Administrative Agent shall promptly notify the Borrower in writing of the Applicable Rate as and when determined.  Each such determination, absent manifest error, shall be conclusive and binding upon the Borrower.

6.2  Default Rate.  Any amounts due under this Agreement, not paid when due, whether by acceleration or otherwise, shall bear interest thereafter from the due date thereof until the date of payment at the Default Rate.  In addition, following the occurrence of any Event of Default, the Administrative Agent may, and upon instruction of the Majority Lenders shall, deliver a notice to the Borrower advising the Borrower that an Event of Default has occurred.  From the date such Event of Default first occurred until such Event of Default is cured to the satisfaction of the Majority Lenders, the Facility shall bear interest at the Default Rate.

6.3  Interest Periods.  The Borrower shall give the Administrative Agent an Interest Notice specifying the Interest Period selected at least three (3) Banking Days prior to the end of any then existing Interest Period.  If at the end of any then existing Interest Period the Borrower fails to give an Interest Notice the relevant Interest Period shall be three (3) months.  The Borrower’s right to select an Interest Period shall be subject to the following restrictions: (a) no selection of an Interest Period shall be effective unless each Lender is satisfied that the necessary funds will be available to such Lender for such period and that no Event of Default or Default shall have occurred and be continuing; and (b) no Interest Period shall extend beyond the Final Payment Date.

6.4  Interest Payments.  Accrued interest on the Facility shall be payable on the last day of each Interest Period, except that if the Borrower shall select an Interest Period in excess of three (3) months, accrued interest shall be payable in arrears during such Interest Period on each three (3) month anniversary of the commencement of such Interest Period and upon the end of such Interest Period.

6.5  Non-availability of Funds.  If the Administrative Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining the Applicable Rate for the Facility for any Interest Period, the Administrative Agent shall give notice of such determination to the Borrower.  The Borrower and the Administrative Agent shall then negotiate in good faith in order to agree upon a mutually satisfactory interest rate and/or Interest Period to be substituted for those which would otherwise have applied under this Agreement.  If the Borrower and the Administrative Agent are unable to agree upon such a substituted interest rate and/or Interest Period within thirty (30) days of the giving of such determination notice, the Administrative Agent shall set an interest rate and Interest Period to take effect from the expiration of the Interest Period in effect at the date of determination, which rate shall be equal to the Applicable Margin plus the cost to the Lenders (as certified by each Lender) of funding the Facility.  In the event the state of affairs referred to in this Section 6.5 shall extend beyond the end of the Interest Period, the foregoing procedure shall continue to apply until circumstances are such that the Applicable Rate may be determined pursuant to Section 6.

SECTION 7.  PAYMENTS.

7.1  Place of Payments, No Set Off.

(a)  All payments to be made hereunder by the Borrower shall be made to the Administrative Agent, not later than 11 a.m. New York time (any payment received after 11 a.m. New York time shall be deemed to have been paid on the next Banking Day) on the due date of such payment, at its office located at 200 Park Avenue, New York, NY 10166-0396 or to such other office of the Administrative Agent as the Administrative Agent may direct, without set-off or counterclaim and free from, clear of, and without deduction for, any Non-Excluded Taxes, provided, however, that if the Borrower shall at any time be compelled by law to withhold or deduct any Non-Excluded Taxes from any amounts payable to the Creditors hereunder, then the Borrower shall pay such additional amounts in Dollars as may be necessary in order that the net amounts received after withholding or deduction shall equal the amounts which would have been received if such withholding or deduction were not required and, in the event any withholding or deduction is made, whether for Non-Excluded Taxes or otherwise, the Borrower shall promptly send to the Administrative Agent, as soon as practicable after making such payment and withholding, documentary evidence of such withholding or deduction reasonably satisfactory to the Administrative Agent;

(b)  Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so, whichever of the following documents applies to such Foreign Lender:

(i)  a properly completed and duly signed United States Internal Revenue Service Form W-8BEN (or applicable successor form) that includes such Foreign Lender’s United States federal taxpayer identification number, claiming eligibility for the benefits of an income tax treaty to which the United States is a party;

(ii)  a properly completed and duly signed United States Internal Revenue Service Form W-8ECI (or applicable successor form) that includes such Foreign Lender’s United States federal taxpayer identification number;

(iii)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate in the form of Exhibit L and (B) a properly completed and duly signed  United States Internal Revenue Service Form W-8BEN (or applicable successor form); or

(iv)  any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in the rate of, United States federal withholding tax, properly completed and duly signed, together with such supplementary documentation as may be prescribed by applicable law or regulations to enable the Borrower to determine the withholding or deduction required to be made;

(c)  The Administrative Agent shall deliver to the Borrower from time to time upon the request of the Borrower a properly completed and duly signed United States Internal Revenue Service Form W-8IMY (or applicable successor form) together with such supplementary documentation as is prescribed by applicable law or regulations to enable the Borrower to determine the withholding or deduction required to be made;

(d)  If the Administrative Agent or a Lender receives a refund of any Tax paid by the Borrower or for which the Borrower paid any additional amounts pursuant to Section 7.1(a) or for which the Borrower paid an indemnity pursuant to Section 11.2 or 15.1, it shall pay over such refund to the Borrower (but only to the extent of such Tax, indemnity, or additional amounts paid by the Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided, that the Borrower, upon the request of the Administrative Agent or such Lender, shall repay such amount to the Administrative Agent or such Lender if and to the extent that the Administrative Agent or such Lender is required to repay such refund to such taxing authority;

(e)  To the extent that the Borrower pays a Non-Excluded Tax on behalf of the Administrative Agent or any Lender pursuant to Section 7.1, 11.2 or 15.1 or pays any additional amount with respect to any Tax pursuant to Section 7.1(a) or pays an indemnity to the Administrative Agent or any Lender with respect to any Tax pursuant to Section 11.2 or 15.1, the Borrower shall, without any further action, be subrogated to the rights and remedies of the Administrative Agent or Lender on whose behalf such Tax was paid (or to or for the benefit of which such additional amount or indemnity was paid) with respect to the transaction or event giving rise to such Tax, and the Administrative Agent or Lender (as the case may be) shall cooperate with Borrower to enable the Borrower to pursue such rights and remedies, if any, to the extent reasonably requested by the Borrower and at the Borrower’s expense.

7.2  Tax Credits.  If any Lender obtains the benefit of a credit against the liability thereof for Taxes imposed by any taxing authority for all or part of the Taxes as to which the Borrower has paid additional amounts as aforesaid (and each Lender agrees to use its best efforts to obtain the benefit of any such credit which may be available to it, provided it has knowledge that such credit is in fact available to it), then such Lender shall pay to the Borrower an amount equal to the amount of the credit so obtained.

7.3  Computations; Banking Days.

(a)  All computations of interest and fees shall be made by the Creditors on the basis of a 360-day year, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest or fees are payable.  Each determination by a Creditor of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)  Whenever any payment under this Agreement or under the Note shall be stated to be due on a day other than a Banking Day, such payment shall be due and payable on the next succeeding Banking Day unless the next succeeding Banking Day falls in the following calendar month, in which case it shall be payable on the immediately preceding Banking Day.

7.4  Mitigation Obligations; Replacement of Lenders.

(a)  If any Lender requests compensation under Section 11.2 hereof, or if the Borrower is required to pay any additional amount to any Lender or any taxing authority for account of any Lender pursuant to Section 7.1 hereof, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 7.1 or 11.2 hereof, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 11.2 hereof, or if the Borrower is required to pay any additional amount to any Lender or any taxing authority for account of any Lender pursuant to Section 7.1 hereof, or if any Lender defaults in its obligation to fund Advances hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.1 hereof), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its interest in the Facility, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 11.2 hereof or payments required to be made pursuant to Section 7.1 hereof, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 8.  EVENTS OF DEFAULT.

8.1  Events of Default.  The occurrence of any of the following events shall be an Event of Default:

(a)  Non-Payment of Principal.  any payment of principal is not paid when due; or

(b)  Non-Payment of Interest or Other Amounts.  any interest or any other amount becoming payable to a Creditor under this Agreement or under any other Transaction Document is not paid on the due date or date of demand (as the case may be), and such default continues unremedied for a period of three (3) Banking Days; or

(c)  Representations.  any representation, warranty or other statement made by any Security Party or in any Transaction Document or in any other instrument, document or other agreement delivered in connection with any Transaction Document proves to have been untrue or misleading in any material respect as at the date as of which made or confirmed; or

(d)  Mortgage.  an event of default shall have occurred and be continuing under the Mortgage; or

(e)  Covenants.  any Security Party: (i) defaults in the due and punctual observance or performance of Sections 9.1(b) (except Section 9.1(b)(iv)), 9.1(f), 9.1(p), 9.1(r), 9.3(a), 9.3(b) or 9.4; or (ii) defaults in the due and punctual observance or performance of any other term, covenant or agreement contained in any Transaction Document or in any other instrument, document or other agreement delivered in connection with any Transaction Document and such default continues unremedied or unchanged, as the case may be, for a period of thirty (30) days after notice thereof from the Administrative Agent to the Borrower; or

(f)  Indebtedness.  any Security Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and after any applicable grace and/or notice period as a result of which such Material Indebtedness is accelerated by the holder thereof; or

(g)  Cross-Default.  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable grace period and/or notice period) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and such holder or holders in each case shall have so caused or required; provided that this subsection (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale, transfer or total loss of the property or assets securing such Indebtedness; or

(h)  Involuntary Proceeding.  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Security Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Security Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i) Bankruptcy.  any Security Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(j)  Termination of Operations; Sale of Assets.  except as expressly permitted under this Agreement, any Security Party ceases its operations or sells or otherwise disposes of all or substantially all of its assets  or all or substantially all of the assets of any Security Party are seized or otherwise appropriated; or

(k)  Judgments.  (i) any judgment or order is made the effect whereof would be to render invalid any Transaction Document or any material provision thereof, or any Security Party asserts that any such agreement or provision thereof is invalid; or (ii) one or more judgments (excluding only the covered amounts of insured claims, exclusive of deductibles and excess liability beyond coverage limits and provided that underwriters have not raised defenses to coverage) for the payment of money in an aggregate amount in excess of $1,000,000.00 shall be rendered against any Security Party or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Security Party to enforce any such judgment and either (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (B) there shall be a period of ten (10) consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal, or otherwise, shall not be in effect; provided that any such judgment or order shall not give rise to an Event of Default under this subsection (k) if and for so long as and to the extent of (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof, and (y) such insurer has been notified, and has not disputed the claim for payment, of the amount of such judgment or order; or

(l)  Inability to Pay Debts.  any Security Party is unable to pay or admits its inability to pay its debts as they fall due or a moratorium shall be declared in respect of any material indebtedness of any Security Party thereof; or

(m)  Change in Financial Position.  any change in the financial position of any Security Party which, in the reasonable opinion of the Majority Lenders, shall have a Material Adverse Effect; or

(n)  Change of Control.  a Change of Control shall occur with respect to the Parent Guarantor or the Parent Guarantor shall cease to own directly or indirectly, a majority of aggregate voting power represented by the issued and outstanding ownership interests of the Borrower or the Shipowner Guarantor; or

(o)  ERISA Event.  (i) an ERISA Termination Event described in clause (i), (ii) or (iv) of the definition thereof shall occur or (ii) an ERISA Funding Event, or an ERISA Termination Event described in clause (iii) or (v) of the definition thereof, shall occur or exist that, in the reasonable opinion of the Majority Lenders, when taken together with all other ERISA Funding Events and such ERISA Termination Events that exist or have occurred and are continuing, could reasonably be expected to have a Material Adverse Effect; or

(p)  Environmental Proceedings.  except for specific matters disclosed in writing to the Creditors prior to the date of this Agreement, any indictment occurring after the date of this Agreement, of any Security Party under any Environmental Law, or commencement of criminal proceedings, which is reasonably likely to result in a Material Adverse Effect, against any Security Party under any Environmental Law, pursuant to which indictment, statute or proceeding the penalties or remedies sought or available include forfeiture of any of the property of such Security Party and such proceedings shall continue for more than 30 days; provided, however, that the Creditors agree that an Event of Default shall not be deemed to have occurred prior to the date on which Borrower receives notice thereof from the Administrative Agent; or

(q)  Amendment of Constitutional Documents.  any Constitutional Document of any Security Party shall be amended, revoked or rescinded in any material way without the prior written consent of the Creditors; or

(r)  Forfeiture of Vessel.  a proceeding shall have been commenced on behalf of the United States to effect the forfeiture of a Vessel or any notice shall have been issued on behalf of the United States of the seizure of a Vessel; or

(s)  Loss of Tax Status.  the Parent Guarantor shall at any time fail to maintain its status as an exempt partnership under section 7704(c) of the Code; or

(t)  Building Contract.  (i) the Building Contract is rescinded, cancelled or otherwise terminated for any reason; or (ii) the Vessels are not delivered to the Borrower by August 1, 2010; or

(u)  Invalidity.  any material provision of any Transaction Document after delivery thereof shall for any reason cease to be valid binding on or enforceable against any Security Party which is a party thereto, or any Security Party shall so state in writing except if such invalidity or unenforceability is solely due to the gross negligence or willful misconduct of any Creditor.

Upon and during the continuance of any Event of Default, the Lenders’ obligation to make the Facility available shall cease and the Administrative Agent on the instructions of the Majority Lenders may, by notice to the Borrower, declare the entire unpaid balance of the then outstanding Facility, accrued interest and any other sums payable by the Borrower hereunder or under the Note due and payable, whereupon the same shall forthwith be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided that upon the happening of an event specified in subsections (h), (i) or (l) of this Section 8.1 with respect to the Borrower, the Note shall be immediately due and payable without declaration or other notice to the Borrower.  In such event, the Lenders may proceed to protect and enforce their rights by action at law, suit in equity or in admiralty or other appropriate proceeding, whether for specific performance of any covenant contained in any Transaction Document, or in aid of the exercise of any power granted herein or therein, or the Lenders may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the Lenders, or proceed to take any action authorized or permitted under the terms of any Transaction Document or by applicable law for the collection of all sums due, or so declared due, on the Note, including, without limitation, the right to appropriate and hold or apply (directly, by way of set-off or otherwise) to the payment of the obligations of the Borrower to the Lenders hereunder and/or under the Note (whether or not then due) all moneys and other amounts of the Borrower then or thereafter in possession of any Lender, the balance of any deposit account (demand or time, mature or unmatured) of the Borrower then or thereafter with any Lender and every other claim of the Borrower then or thereafter against any of the Lenders.

8.2  Indemnification.  The Borrower agrees to, and shall, indemnify and hold each of the Creditors harmless against any loss, as well as against any reasonable costs or expenses (including reasonable legal fees and expenses), which any of the Creditors sustains or incurs as a consequence of any default in payment of the principal amount of the Facility, interest accrued thereon or any other amount payable under this Agreement or any other Transaction Document including, but not limited to, all actual losses incurred in liquidating or re-employing fixed deposits made by third parties or funds acquired to effect or maintain the Facility or any portion thereof.  Any Creditors’ certification in reasonable detail of such costs and expenses shall, absent any manifest error, be conclusive and binding on the Borrower.

8.3  Application of Moneys.  Except as otherwise provided in any other Transaction Document, all moneys received by any Creditor under or pursuant to this Agreement or any of the other Transaction Documents after the occurrence of any Event of Default (unless cured to the satisfaction of the Majority Lenders) shall be applied by the Administrative Agent in the following manner:

(a)  first, in or towards the payment or reimbursement of any expenses or liabilities incurred by the Administrative Agent, the Security Trustee or the Lenders in connection with the ascertainment, protection or enforcement of its rights and remedies hereunder, under the Note and under any of the Security Documents,

(b)  secondly, in or towards payment of any interest owing in respect of the Facility,

(c)  thirdly, in or towards repayment of principal of the Facility,

(d)  fourthly, in or towards payment of all other sums which may be owing to the Administrative Agent, the Security Trustee or the Lenders under this Agreement, under the Note, under the Fee Letter or under any of the Security Documents,

(e)  fifthly, in or towards payments of any amounts then owed under any Facility Swap, and

(f)  sixthly, the surplus (if any) shall be paid to the Borrower or to whosoever else may be entitled thereto.

SECTION 9.  COVENANTS.

9.1  Affirmative Covenants.  The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of any Transaction Document, the Borrower shall:

(a)  Performance of Agreements.  duly perform and observe, and procure the observance and performance by all other parties thereto (other than the Creditors) of, the terms of each Transaction Document;

(b)  Notice of Default, etc.  promptly upon obtaining knowledge thereof, inform the Administrative Agent of the occurrence of (i) any Event of Default or any Default, (ii) any litigation or governmental proceeding pending or threatened against any Security Party or against any of such Security Party’s Subsidiaries or Affiliates which could reasonably be expected to have a Material Adverse Effect, (iii) the withdrawal of either of the Vessel’s rating by its Classification Society, (iv) the issuance by its Classification Society of any material recommendation or notation affecting class and (v) any other event or condition which is reasonably likely to have a Material Adverse Effect;

(c)  Obtain Consents.  without prejudice to Section 2.1 and this Section 9.1, obtain every consent and do all other acts and things which may from time to time be necessary or advisable for the continued due performance of any Security Party’s respective obligations under any Transaction Document;

(d)  Financial Information.  deliver to each Lender or, in lieu thereof, notify each Lender of the electronic availability (through the Securities and Exchange Commission) of:

(i)  as soon as available but not later than one hundred (120) days after the end of each fiscal year of the Parent Guarantor, complete copies of the consolidated financial reports of the Parent Guarantor and its Subsidiaries (together with a Compliance Certificate), all in reasonable detail, which shall include at least the consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of the end of such year and the related consolidated statements of income and sources and uses of funds for such year, which shall be audited reports prepared by an Acceptable Accounting Firm;

(ii)  as soon as available but not later than forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Parent Guarantor, a quarterly interim consolidated balance sheet of the Parent Guarantor and its Subsidiaries and the related consolidated profit and loss statements and sources and uses of funds (together with a Compliance Certificate), all in reasonable detail, unaudited, but certified to be true and complete by the chief financial officer of the Parent Guarantor;

(iii)  promptly after the same becomes publicly available (but in any event no later than the delivery of the next required Compliance Certificate), copies of all registration statements and reports on Forms 10-K, 10-Q and 8-K (or their equivalents), proxy statements and other filings which the Parent Guarantor or any Subsidiary shall have filed with the Securities and Exchange Commission or any similar governmental authority or with any national securities exchange, as the case maybe;

(iv)  promptly upon the mailing thereof to the shareholders of the Parent Guarantor, copies of all financial statements, reports, proxy statements and other communications provided to the Parent Guarantor’s shareholders;

(v)  such other statements (including, without limitation, monthly consolidated statements of operating revenues and expenses), lists of assets and accounts, budgets, forecasts, reports and other financial information with respect to its business as the Administrative Agent may from time to time reasonably request, certified to be true and complete by the chief financial officer of the Parent Guarantor;

(e)  Vessel Valuations.  (i) the Borrower shall obtain and deliver to the Administrative Agent an appraisal of the Fair Market Value of each of the Vessels from an Approved Ship Broker as of the Delivery Date and thereafter the Borrower shall obtain and deliver to the Administrative Agent a desktop appraisal of the Fair Market Value of each of the Vessels from an Approved Ship Broker annually on the anniversary of the Delivery Date; all such appraisals are to be at the Borrower’s cost.  In the event the Borrower fails or refuses to obtain the appraisals requested pursuant to this Section 9.1(e) within thirty (30) days of an Administrative Agent’s request therefor, the Administrative Agent shall be authorized to obtain such appraisals, at the Borrower’s cost, from an Approved Ship Broker, which appraisals shall be deemed the equivalent of appraisals duly obtained by the Borrower pursuant to this Section 9.1(e), but the Administrative Agent’s actions in doing so shall not excuse any default of the Borrower under this Section 9.1(e); and

(ii) permit the Administrative Agent to conduct, and the Borrower and the Shipowner Guarantor shall cooperate in the conduct of, a visual appraisal of any or all of the Vessels at Borrower’s expense, once over every twelve (12) month period of this Agreement in the absence of an Event of Default and at any time during the continuance of an Event of Default.  Any such visual appraisal shall be completed in such a way that as to not interfere with the commercial operations of the Vessels.  The first twelve-month period will begin on the date of this Agreement; provided that Borrower will allow access to any appraiser selected by the Administrative Agent to attend and appraise a Vessel in drydock at any time on reasonable notice; provided further that each fiscal year, upon the request of the Administrative Agent, the Borrower shall provide the Administrative Agent with a drydock schedule and location of drydock;

(f)  Existence.  do or cause to be done, and procure that each other Security Party shall do or cause to be done, all things necessary to preserve and keep in full force and effect its legal existence and all licenses, franchises, permits and assets necessary to the conduct of its business;

(g)  Books and Records.  at all times keep, and cause each Security Party to keep, proper books of record and account on a consolidated basis into which full and correct entries shall be made in accordance with GAAP;

(h)  Taxes and Assessments.  (i) pay and discharge, and cause each other Security Party to pay and discharge, all material Taxes imposed upon it or upon its income or property prior to the date upon which penalties attach thereto; provided, however, that it shall not be required to pay and discharge, or cause to be paid and discharged, any such Tax so long as (A) such Tax is being contested in good faith by appropriate proceedings; (B) it shall set aside on its books adequate reserves with respect thereto, determined in accordance with GAAP; and (C) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, further, that if any such Tax lawfully imposed shall remain unpaid after the date upon which a Lien on any Collateral arises or may be imposed as a result of such non-payment, or if any Lien is claimed for any other reason against any of the Collateral, which if foreclosed would in the opinion of the Administrative Agent adversely affect the value of the Creditors’ security interest in any of the Collateral, the Creditors may, after the occurrence and during the continuation of an Event of Default or if in the opinion of Administrative Agent such non-payment or other claim would be reasonably like to result in a Material Adverse Effect, pay and discharge such Taxes and Liens, and the amount so paid by the Creditors shall be payable on demand by the Borrower; and

(ii)  shall cause each Security Party to comply with all laws and all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, applicable to the Collateral or to the operation of the business of such Security Party, the failure to comply with which is reasonably likely to result in a Material Adverse Effect;

(i)  Inspection.  allow, and cause each Security Party to allow, any representative or representatives designated by the Administrative Agent, subject to applicable laws and regulations, to visit and inspect any of the Collateral, and, on request, to examine its books of account, records, reports and other papers (including, without limitation, copies of all internally generated inspection or survey reports) relating to the Collateral and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as the Administrative Agent reasonably requests;

(j)  Compliance with Statutes, Agreements, etc.  do or cause to be done, and cause each Security Party to do and cause to be done, all things necessary to comply with all material contracts or agreements to which such Person is a party, and all material laws (including, without limitation, all Environmental Laws), and the rules and regulations thereunder, applicable to such Person, including, without limitation, those laws, rules and regulations relating to employee benefit plans and environmental matters, in each case the failure to comply with which is reasonably likely to result in a Material Adverse Effect;

(k)  Environmental Matters.  (i) promptly upon the occurrence of any of the following conditions, provide to the Administrative Agent a certificate of a chief executive officer or chief financial officer thereof, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates: (a) the receipt by any other Security Party or the receipt by any Environmental Affiliates of a Security Party of any written communication whatsoever from any governmental or regulatory authority, Classification Society, or other similarly appropriate authority that alleges that such Person is not in compliance with any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected to have a Material Adverse Effect, (b) knowledge by any Security Party or any Environmental Affiliates of a Security Party that there exists any Environmental Claim pending or threatened against any such Person, which could reasonably be expected to have a Material Adverse Effect, or (c) any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against any Security Party or against any Environmental Affiliates of a Security Party, if such Environmental Claim could reasonably be expected to have a Material Adverse Effect.  Upon the written request by the Administrative Agent, it shall submit to the Administrative Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection;

(ii) , except where failure to do so could not reasonably be expected to have a Material Adverse Effect, (A) shall require that any and all subcharterers, managers, employees, contractors, subcontractors, agents, representatives, Affiliates, consultants, occupants and any and all other Persons in each case with respect to either Vessel, (x) comply in all material respects with all applicable Environmental Laws, (y) use, employ, process, emit, generate, store, handle, transport, dispose of and/or arrange for the disposal of any and all Materials of Environmental Concern in, on, or, directly or indirectly, related to or in connection with any of the Vessels or any portion thereof in a manner consistent with prudent industry practice and in compliance in all material respects with all applicable Environmental Laws, and in a manner which does not pose a significant risk to human health, safety (including occupational health and safety) or the environment, and (z) obtain, maintain, and have on board each of the Vessels any required Certificate of Financial Responsibility; and (B), and it shall require that any charterer of any of the Vessels or any other Person that may have custody of any of the Vessels shall, upon the occurrence or discovery of an Environmental Claim with respect to any such Vessel, promptly carry out, using Borrower’s or such other Person’s own funds or proceeds of insurance with respect thereto, such actions as may be necessary to remediate or cure such Environmental Event in compliance in all material respects with all Applicable Laws, to comply in all material respects with all applicable Environmental Laws and to alleviate any significant risk to human health or the environment if the same arises from a condition on or in respect of either of the Vessels, whether existing prior to or during the term of this Agreement or the term of any such the charter.  Once Borrower or such other Person commences such actions, Borrower shall, and shall cause such other Person to, thereafter diligently and expeditiously proceed to comply in all material respects in a timely manner with all Environmental Laws and to eliminate any significant risk to human health or the environment arising from such Environmental

Claim and shall, at the request of the Administrative Agent, give periodic progress reports to the Administrative Agent and the Lenders on its compliance efforts and actions; provided, however, that nothing contained herein will relieve or discharge or in any way affect the obligation of Borrower to cure promptly any violations of Applicable Law or to pay and discharge any Liens against any of the Vessels;

(l)  ERISA.  forthwith upon (i) the occurrence of any ERISA Termination Event or (ii) the occurrence or existence of any ERISA Funding Event, furnish or cause to be furnished to the Lenders written notice thereof;

(m)  Vessel Management.  cause each of the Vessels to be managed both commercially and technically by the Borrower or a wholly-owned Subsidiary thereof;

(n)  ISM Code, ISPS Code, MTSA and Annex VI Matters.

(i)  procure that the relevant Operator shall comply with and ensure that their respective Vessel shall comply with the requirements of the ISM Code, the ISPS Code, MTSA and, to the extent required under the laws and regulations of the United States and each other jurisdiction in which a Vessel operates or is expected to operate, Annex VI in accordance with the respective implementation schedules thereof, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Facility Period;

(ii)  and shall procure that the relevant Operator shall reasonably promptly inform the Administrative Agent if there is any threatened or actual withdrawal of its DOC, SMC, ISSC or, to the extent such has been issued as required under the laws and regulations of the United States and each other jurisdiction in which a Vessel operates or is expected to operate, IAPPC in respect of the applicable Vessel; and

(iii)  upon request of the Administrative Agent, shall procure that the relevant Operator shall reasonably promptly inform the Administrative Agent upon the issue to the relevant Borrower or Operator of a DOC and to the applicable Vessel of an SMC, ISSC or IAPPC;

(o)  Brokerage Commissions, etc.  indemnify and hold the Creditors harmless from any claim resulting from acts or omissions of the Borrower for any brokerage commission, fee, or compensation from any broker or third party resulting from the transactions contemplated hereby;

(p)  Insurance.  maintain, and cause each Security Party to maintain, with financially sound and reputable insurance companies insurance on all their respective properties and against all such risks and in at least such amounts as are usually insured against by companies of established reputation engaged in the same or similar business from time to time; and on the Delivery and at any time thereafter, maintain such insurances as are required pursuant to the Mortgage (notwithstanding the foregoing, the Security Parties shall not be required to maintain Mortgagee’s Interest Insurance);

(q)  Maintenance of Properties.  (i) maintain, and cause each other Security Party to maintain, all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted; and (ii) require at all times that any demise charterer or operator of any of the Vessels  shall use its due diligence to operate, maintain, repair, insure, man and supply the Vessels or either of them in a careful and proper manner, comply in all material respects with and conform to all governmental laws, rules and regulations and insurance restrictions relating thereto, and operate any such Vessels with competent and duly qualified personnel;

(r)  Citizenship.  remain: (i) with respect to the Borrower, a limited partnership, and, with respect to the Shipowner Guarantor, a limited liability company, in each case organized under the laws of the State of Delaware or another state within the United States; and (ii) a citizen of the United States within the meaning of 46 U.S.C. §50501 and the regulations promulgated thereunder for purposes of engaging in the coastwise trade and in foreign commerce of the United States; and

(s)  Defense of Title.  warrant and defend the Shipowner Guarantor’s good and marketable title in and to the Collateral and the Administrative Agent’s and the Security Trustee’s Liens on the Collateral, against all claims and demands whatsoever.

9.2  Negative Covenants.  The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of any Transaction Document, the Borrower shall not, and shall procure that each other Security Party shall not, without the prior written consent of the Administrative Agent (or the Majority Lenders or all of the Lenders if required by Section 14.7):

(a)  Liens.  create, assume or permit to exist, any Lien whatsoever upon any Collateral except:

(i)  prior to the Delivery Date, Liens of or, arising through, the Builder arising under the Building Contract or by applicable law during the construction period of the Vessels;

(ii)  Liens for taxes not yet payable for which adequate reserves have been maintained;

(iii)  each of the Mortgage, the Assignments and other Liens in favor of a Creditor;

(iv)  Liens against either of the Vessels permitted to exist under the terms of the Mortgage;

(v)  Liens arising out of time charters (including the Charter), voyage charters or contracts of affreightment with unrelated third parties in respect of a Vessel; provided, however, that any such Lien permitted by this subsection 9.2(a)(v) shall at all times be subordinated in all respects to Liens in favor of the Creditors arising under the Transaction Documents;

(vi)  pledges of certificates of deposit or other cash collateral securing any Security Party’s reimbursement obligations in connection with letters of credit now or hereafter issued for the account of such Security Party in connection with the establishment of the financial responsibility of the Security Parties under 33 C.F.R. Part 130 or 46 C.F.R. Part 540, as the case may be, as the same may be amended or replaced;

(vii)  pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation, deposits to secure public or statutory obligations, warehousemen’s or other like liens, or deposits to obtain the release of such Liens and deposits to secure surety, appeal or customs bonds on which a Security Party is the principal, as to all of the foregoing, only to the extent arising and continuing in the ordinary course of business; and

(viii)  other Liens incidental to the conduct of the business of each such party, the ownership of any such party’s property and assets and which do not in the aggregate materially detract from the value of each such party’s property or assets or materially impair the use thereof in the operation of its business;

(b)  Changes in Borrower.  and shall not permit any other Security Party to: (i) materially change the nature of its business; (ii) change the form of organization of its business; or (iii) without thirty (30) days’ prior written notice to the Administrative Agent, change its name or jurisdiction of organization;

(c)  Changes in Offices.  change the location of the chief executive office of any Security Party, the office of the chief place of business any such parties, the office of the Security Parties in which the records relating to the earnings or insurances of either of the Vessels are kept unless the Lenders shall have received sixty (60) days prior written notice of such change;

(d)  Sale or Pledge of Equity Interests.  sell, assign, transfer, pledge or otherwise convey or dispose of (including by way of spin-off, installment sale or otherwise) any of the equity interests of the Borrower or the Shipowner Guarantor;

(e)  Sale of Assets.  (i) sell, or otherwise dispose of, any Collateral (including, without limitation, either of the Vessels) unless otherwise in accordance with this Agreement or the other Transaction Documents; or (ii), with respect to any Security Party, sell, or otherwise dispose (in one transaction or in a series of transactions) of all or substantially all assets (including by way of spin-off, installment sale or otherwise); provided, however, that with respect to subsection (ii) hereof, the consent of the Lenders shall not be unreasonably withheld;

(f)  Sale of Parent Guarantor’s Material Subsidiaries.  sell, or otherwise dispose of the Material Subsidiaries of the Parent Guarantor;

(g)  Consolidation and Merger.  consolidate with, or merge into, any Person, or merge any Person into it; provided, however, that (i) any Person may merge into the Borrower or the Shipowner Guarantor in a transaction in which the Borrower or the Shipowner Guarantor is the surviving entity, and (ii) any Security Party may merge with or into any other Security Party or any other Subsidiary of the Parent Guarantor, provided the security interests of the Security Trustee in the Collateral are preserved to the reasonable satisfaction of the Majority Lenders;

(h)  Change Fiscal Year.  change its fiscal year;

(i)  Transactions with Affiliates.  sell, lease or otherwise transfer, or permit any of its Subsidiaries to sell, lease or otherwise transfer, any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (i) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; and (ii) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate;

(j)  Limitations on Advances and Distributions.  (i) make distributions to any limited or general partner of the Borrower during the continuance of an Event of Default if, following the occurrence of such Event of Default, the Administrative Agent sends a notice to the Borrower asserting or confirming such Event of Default (regardless of whether any notice shall have been required to create such Event of Default in any case); or (ii)  make any loans or advances to any Affiliate or related Persons of the Borrower, except the Parent Guarantor and wholly-owned Subsidiaries of the Borrower;

(k)  Acquisitions.  purchase, hold or acquire (including pursuant to any merger), and shall not permit any of its Subsidiaries to purchase, hold or acquire (including pursuant to any merger), any capital stock or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions (including pursuant to any merger)) any assets of any other Person constituting a business unit, except (a) as permitted by Section 9.2(l) and (b) Permitted Acquisitions by the Borrower or any Subsidiary; provided that the Borrower shall have delivered to the Administrative Agent not less than 5 Banking Days prior to the consummation of any such Permitted Acquisition a certificate of the chief financial officer of the Borrower in form and substance satisfactory to the Administrative Agent evidencing projected pro forma compliance with Sections 9.3 and 9.4 after giving effect to such Permitted Acquisition for the period from the date of such Permitted Acquisition to the Final Payment Date; and

(l)  Partnerships, Joint Ventures.  become, and shall not permit any of its Subsidiaries to become, a general partner, in any general or limited partnership or joint venture, except with respect to any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of any Person, any capital contribution to such Person or any other investment in such Person which individually or in the aggregate with all such other investments during the term hereof shall not exceed $20,000,000.

9.3  Financial Covenants.  The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of any Transaction Document, the Borrower shall:

(a)  Fixed Charge Coverage Ratio.  procure that the Parent Guarantor maintain at all times a minimum Fixed Charge Coverage Ratio of greater than 1.85:1.00;

(b)  Total Debt to EBITDA Ratio.  maintain, at the end of each fiscal quarter of the Parent Guarantor, a Total Debt to EBITDA Ratio, for the four fiscal quarters ended as of the end of such quarter, not greater than 4.00:1.00.

9.4  Asset Maintenance.  If at any time on or after the Delivery Date the aggregate Fair Market Value of the Vessels is less than one hundred twenty percent (120%) of the Facility, (such percentage being the “Required Percentage”) the Borrower shall, within a period of thirty (30) days following receipt by the Borrower of written notice from the Security Trustee notifying the Borrower of such shortfall and specifying the amount thereof (which amount shall, in the absence of manifest error, be deemed to be conclusive and binding on the Borrower), either (i) deliver to the Security Trustee, upon the Security Trustee’s request, such additional collateral as may be satisfactory to the Lenders in their sole discretion of sufficient value to restore compliance with the Required Percentage or (ii) prepay such amount of the Facility (together with interest thereon and any other monies payable in respect of such prepayment pursuant to Section 5.4) as shall result in the aggregate Fair Market Value of the each of the Vessels being not less than the Required Percentage.

SECTION 10.  ASSIGNMENTS.

10.1  Assignments.  This Agreement shall be binding upon, and inure to the benefit of, the Borrower and the Creditors and their respective successors and assigns, except that the Borrower may not assign any of its rights or obligations hereunder.  Each Lender shall be entitled to assign its rights and obligations under this Agreement in the Facility to any subsidiary, holding company or other affiliate of such Lender, or, with the consent of the Borrower and the Administrative Agent, such consent not to be unreasonably withheld, to any other commercial bank or financial institution (in a minimum amount of not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof), provided in each case that such assignment will not result in any increase in the Borrower’s obligations under Section 7.1, 11.2 or 15, and such Lender shall forthwith give at least ten (10) days’ prior written notice of any such assignment to the Borrower and pay the Administrative Agent an assignment fee of $5,000 for each such assignment or participation; provided, however, that any such assignment must be made pursuant to an Assignment and Assumption Agreement and shall become effective only upon acceptance thereof by the Administrative Agent and the recording thereof by the Administrative Agent in the Loan Register pursuant to Section 10.5.  At the expense of the applicable Lenders, the Borrower shall take all reasonable actions requested by the Administrative Agent or any Lender to effect such assignment, including, without limitation, the execution of a written consent to any Assignment and Assumption Agreement.  The Commitment of the assigning Lender shall in no event not be less than $10,000,000.  The maximum number of Lenders shall be four.

10.2  Participations.  Any Lender may at any time sell to one or more commercial banks or other financial institutions (each of such commercial banks and other financial institutions being herein called a “Participant”) participating interests in the Facility, its Commitment or other interests of such Lender hereunder; provided, however, that:

(a)  no participation contemplated in this Section 10.2 shall relieve such Lender from its Commitment or its other obligations hereunder;

(b)  such Lender shall remain solely responsible for the performance of its Commitment and such other obligations applicable to it under this Agreement;

(c)  the Borrower and the other Creditors shall continue to deal solely and directly with such Lender and shall be under no obligation to deal directly with any Participant;

(d)  no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder, except that such Lender may agree with any Participant that such Lender will not, without such Participant’s consent, approve any amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Borrower from the terms thereof, if any such amendment, waiver or consent would require the affirmative consent of such Lender pursuant to Section 14.8 hereof; and

(e)  no participation contemplated in this Section 10.2 shall result in any increase in the Borrower’s obligations under Sections 7.1, 11.2 or 15.

10.3  Security Interest.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement and the other Transaction Documents.

10.4  Promissory Notes.  At the request of the Administrative Agent (acting upon a request from any Lender), the Borrower shall duly execute and deliver (in exchange for the return of the original promissory note executed in connection with this Agreement) to the Administrative Agent for further distribution to the Lenders a promissory note or notes (each a “Lender Note”) in favor of each Lender evidencing the portion of the Facility owing by the Borrower to such Lender hereunder.  All Lender Notes shall collectively be deemed the “Note” hereunder.

10.5  Loan Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Facility owing to each Lender pursuant to the terms hereof from time to time (the “Loan Register”).  The entries in the Loan Register shall be conclusive, and the Borrower, the Parent Guarantor, the Shipowner Guarantor, and the other Creditors may treat each Person whose name is recorded in the Loan Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Loan Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

SECTION 11.  ILLEGALITY, INCREASED COSTS, ETC.

11.1  Illegality.  In the event that by reason of any change in any applicable law, regulation or regulatory requirement or in the interpretation thereof, a Lender has a reasonable basis to conclude that it has become unlawful for any Lender to maintain or give effect to its obligations as contemplated by this Agreement, such Lender shall inform the Administrative Agent and the Borrower to that effect, whereafter the liability of such Lender to make its Commitment available shall forthwith cease and the Borrower shall be required either to repay to such Lender that portion of the Facility advanced by such Lender immediately or, if such Lender so agrees, to repay such portion of the Facility to the Lender on the last day of any then current Interest Period in accordance with and subject to the provisions of Section 11.4.  In any such event, but without prejudice to the aforesaid obligations of the Borrower to repay such portion of the Facility, the Borrower and the relevant Lender shall negotiate in good faith with a view to agreeing on terms for making such portion of the Facility available from another jurisdiction or otherwise restructuring such portion of the Facility on a basis which is not unlawful.

11.2  Increased Costs.  If any change in applicable law, regulation or regulatory requirement, or in the interpretation or application thereof by any governmental or other authority, shall:

(i)  subject any Lender to any Non-Excluded Taxes with respect to its income from the Facility, or any part thereof; or

(ii)  change the basis of taxation to any Lender of payments of principal or interest or any other payment due or to become due pursuant to this Agreement (other than a change in the basis of any Excluded Tax); or

(iii)  impose, modify or deem applicable any reserve requirements or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, a Lender; or

(iv)  impose on any Lender any other condition affecting the Facility or any part thereof;

and the result of the foregoing is either to increase the cost to such Lender of making available or maintaining its Commitment or any part thereof or to reduce the amount of any payment received by such Lender, then and in any such case if such increase or reduction in the opinion of such Lender materially affects the interests of such Lender under or in connection with this Agreement:

(A)  the Lender shall notify the Administrative Agent and the Borrower of the happening of such event, and

(B)  the Borrower agrees forthwith upon demand to pay to such Lender such amount as such Lender certifies to be necessary to compensate such Lender for such additional cost or such reduction; provided, however, that the foregoing provisions shall not be applicable in the event that increased costs to the Lender result from the exercise by the Lender of its right to assign its rights or obligations under Section 10.

11.3  Lender’s Certificate.  A certificate or determination notice of any Lender as to any of the matters referred to in this Section 11 shall, absent manifest error, be prima facie evidence thereof.  The Administrative Agent and each Lender shall deliver to the Borrower such documents and information as the Borrower may reasonably request to verify the accuracy of any claim for compensation or indemnification by a Lender under this Section 11.

11.4  Compensation for Losses.  Where the Facility or any portion thereof is to be repaid by the Borrower pursuant to this Section 11, the Borrower agrees simultaneously with such repayment to pay to the relevant Lender all accrued interest to the date of actual payment on the amount repaid and all other sums then payable by the Borrower to the relevant Lender pursuant to this Agreement, together with such amounts as may be certified by the relevant Lender to be necessary to compensate such Lender for any actual loss, premium or penalties incurred or to be incurred thereby on account of funds borrowed to make, fund or maintain its Commitment or such portion thereof for the remainder (if any) of the then current Interest Period or Interest Periods, if any, but otherwise without penalty or premium.

SECTION 12.  CURRENCY INDEMNITY.

12.1  Currency Conversion.  If for the purpose of obtaining or enforcing a judgment in any court in any country it becomes necessary to convert into any other currency (the “judgment currency”) an amount due in Dollars under this Agreement or any other Transaction Document then the conversion shall be made, in the discretion of the Administrative Agent, at the rate of exchange prevailing either on the date of default or on the day before the day on which the judgment is given or the order for enforcement is made, as the case may be (the “conversion date”), provided that the Administrative Agent shall not be entitled to recover under this section any amount in the judgment currency which exceeds at the conversion date the amount in Dollars due under this Agreement or any other Transaction Document.

12.2  Change in Exchange Rate.  If there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Borrower shall pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the judgment currency when converted at the rate of exchange prevailing on the date of payment will produce the amount then due under this Agreement or any other Transaction Document in Dollars; any excess over the amount due received or collected by the Lenders shall be remitted to the Borrower.

12.3  Additional Debt Due.  Any amount due from the Borrower under this Section 12 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement and/or any other Transaction Document.

12.4  Rate of Exchange.  The term “rate of exchange” in this Section 12 means the rate at which the Administrative Agent in accordance with its normal practices is able on the relevant date to purchase Dollars with the judgment currency and includes any premium and costs of exchange payable in connection with such purchase.

SECTION 13.  FEES AND EXPENSES.

13.1  Fees.  The Borrower shall pay, quarterly in arrears, with the final payment to be made on the date of the Delivery Advance, from the date of this Agreement, to the Administrative Agent (for the account of the Lenders), a commitment fee of forty percent (40%) of the Applicable Margin, payable on the undrawn portion of the Facility.  The Borrower shall also pay to the Administrative Agent such fees as the parties have agreed pursuant to the Fee Letter.

13.2  Expenses.  The Borrower agrees, whether or not the transactions hereby contemplated are consummated, on demand to pay, or reimburse the Administrative Agent and the Security Trustee for its payment of, the reasonable expenses of the Administrative Agent, the Security Trustee and (after the occurrence and during the continuance of an Event of Default) the Lenders incident to said transactions (and in connection with any supplements, amendments, waivers or consents relating thereto requested by the Borrower or incurred in connection with the enforcement or defense of any of the Creditors’ rights or remedies with respect thereto or in the preservation of the Administrative Agent’s, the Security Trustee’s and the Lenders’ priorities under the documentation executed and delivered in connection therewith) including, without limitation, all reasonable documented costs and expenses of preparation, negotiation, execution and administration of this Agreement and the documents referred to herein, the reasonable fees and disbursements of the Administrative Agent’s or Security Trustee’s counsel in connection therewith, as well as the reasonable documented fees and expenses of any independent appraisers, surveyors, engineers and other consultants retained by the Administrative Agent or the Security Trustee in connection with this transaction, all reasonable costs and expenses, if any, in connection with the enforcement of this Agreement or any other Transaction Document and stamp and other similar taxes, if any, incident to the execution and delivery of the documents (including, without limitation, the Note) herein contemplated and to hold the Creditors free and harmless in connection with any liability arising from the nonpayment of any such stamp or other similar taxes.  Such taxes and, if any, interest and penalties related thereto as may become payable after the date hereof shall be paid immediately by the Borrower to the Administrative Agent, the Security Trustee or the Lenders, as the case may be, when liability therefor is no longer contested by such party or parties or reimbursed immediately by the Borrower to such party or parties after payment thereof (if the Administrative Agent, the Security Trustee or the Lenders, at their sole discretion, chooses to make such payment).

13.3  Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Security Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Creditor (including, without limitation, by branches and agencies of such Creditor wherever located) to or for the credit or the account of the Borrower or any other Security Party but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of such Security Party, as applicable, to such Creditor under this Agreement or under any of the other Transaction Documents, including, without limitation, all claims of any nature or description arising out of or connected with this Agreement or any other Transaction Document, irrespective of whether or not such Creditor shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

SECTION 14.  ADMINISTRATIVE AGENT AND SECURITY TRUSTEE.

14.1  Appointment of Administrative Agent.  Each of the Lenders irrevocably appoints and authorizes the Administrative Agent, which for the purposes of this Section 14 shall be deemed to include the Administrative Agent acting in its capacity as Security Trustee pursuant to Section 14.2 to take such action as agent on its behalf and to exercise such powers under any Transaction Document as is delegated to the Administrative Agent by the terms of such Transaction Document.  Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted to be taken by it or them under any Transaction Document or in connection therewith, except for its or their own gross negligence or willful misconduct.

14.2  Appointment of Security Trustee.  Each of the Lenders (in its capacity as a lender under this Agreement and, to the extent applicable, in its capacity as a swap provider under any Facility Swap) irrevocably appoints the Security Trustee as security trustee on its behalf with regard to (i) the security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to any Transaction Document (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken to any Lender in any Transaction Document),  (ii) all moneys, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with, any Transaction Document whether from any Security Party or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof).  The Security Trustee hereby accepts such appointment.

14.3  Distribution of Payments.  Whenever any payment is received by the Administrative Agent from any Security Party for the account of the Lenders, or any of them, whether of principal or interest on the Note, commissions, fees under Section 13 or otherwise, it shall thereafter cause to be distributed on the same Banking Day if received before 11 a.m. New York time, or on the next Banking Day if received thereafter, like funds relating to such payment ratably to the Lenders according to their respective Commitments, in each case to be applied according to the terms of this Agreement.

14.4  Holder of Interest in Note.  The Administrative Agent may treat each Lender as the holder of all of the interest of such Lender in the Note.

14.5  No Duty to Examine, Etc.  Neither the Administrative Agent nor the Security Trustee shall be under any duty to examine or pass upon the validity, effectiveness or genuineness of any of any Transaction Document or any instrument, document or communication furnished pursuant to any Transaction Document, and each of the Administrative Agent and the Security Trustee shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

14.6  Administrative Agent and Security Trustee as Lender.  With respect to that portion of the Facility made available by it, each of the Administrative Agent and the Security Trustee shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent or the Security Trustee, as the case may be, and the term “Lender” or “Lenders” shall include the Administrative Agent or the Security Trustee, as the case may be, in its capacity as a Lender.  Both the Administrative Agent and the Security Trustee and their respective affiliates may accept deposits from, lend money to and generally engage in any kind of business with, a Security Party as if it were not the Administrative Agent or the Security Trustee, as the case may be.

14.7  Acts of the Agents.  The Administrative Agent and the Security Trustee shall have duties and discretion, and shall act as follows:

(a)  Obligations of the Agents.  the obligations of the Administrative Agent or the Security Trustee, as the case may be, under each of the Transaction Documents are only those expressly set forth in each such Transaction Document;

(b)  No Duty to Investigate.  neither Administrative Agent nor the Security Trustee, as the case may be, shall at any time, unless requested to do so by a Lender or Lenders, be under any duty to investigate whether an Event of Default or a Default has occurred or to investigate the performance of any Security Party under or pursuant to any Transaction Document;

(c)  Discretion of the Agents.  the Administrative Agent and the Security Trustee, as the case may be, shall each be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, any Transaction Document, unless the Administrative Agent or the Security Trustee, as the case may be, shall have been instructed by the Majority Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that neither the Administrative Agent nor the Security Trustee, as the case may be, shall be required to take any action which exposes the Administrative Agent or the Security Trustee, as the case may be, to personal liability or which is contrary to this Agreement, any other Transaction Document or applicable law;

(d)  Instructions of Majority Lenders.  the Administrative Agent or the Security Trustee, as the case may be, shall in all cases be fully protected in acting or refraining from acting under any Transaction Document in accordance with the instructions of the Majority Lenders (or when applicable, all the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

14.8  Certain Amendments.  No Transaction Document and no term of any Transaction Document may be amended unless such amendment is approved by the Borrower and the Majority Lenders, provided that no such amendment shall, without the consent of each Lender affected thereby, (i)  reduce the interest rate or extend the time of payment of scheduled principal payments or interest or fees on the Facility, or reduce the principal amount of the Facility or any fees hereunder, (ii) increase or decrease the Commitment of any Lender or subject any Lender to any additional obligation (it being understood that a waiver of any Event of Default or any mandatory repayment of Facility shall not constitute a change in the terms of any Commitment of any Lender), (iii) amend, modify or waive any provision of this Section 14.8, (iv) amend the definition of Majority Lenders, (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) release any Security Party from any of its obligations under any Transaction Document except as expressly provided in this Agreement or in such Transaction Document or (vii) amend any provision relating to the maintenance of collateral under Section 9.4.  All amendments approved by the Majority Lenders under this Section 14.8 must be in writing and signed by the Borrower and each of the Lenders.  A change in classification societies from the Classification Society to another member of the International Association of Classification Societies must be approved by the Majority Lenders.

In the event that any Lender is unable to or refuses to sign an amendment approved by the Majority Lenders hereunder, such Lender hereby appoints the Administrative Agent as its Attorney-in-Fact for the purposes of signing such amendment.  No provision of this Section 14 or any other provisions relating to the Administrative Agent may be modified without the consent of the Administrative Agent.

14.9  Assumption re Event of Default.  Except as otherwise provided in Section 14.14, the Administrative Agent and the Security Trustee, as the case may be, shall each be entitled to assume that no Event of Default or Default has occurred and is continuing, unless the Administrative Agent or the Security Trustee, as the case may be, has been notified by a Security Party of such fact, or has been notified by a Creditor that such Creditor considers that an Event of Default or Default (specifying in detail the nature thereof) has occurred and is continuing.  In the event that the Administrative Agent or the Security Trustee, as the case may be, shall have been notified by any Security Party or any other Creditor in the manner set forth in the preceding sentence of any Event of Default or Default, the Administrative Agent or the Security Trustee, as the case may be, shall notify the other Creditors and shall take action and assert such rights under the Transaction Documents as the Majority Lenders shall request in writing.

14.10  Limitations of Liability.  No Creditor shall be under any liability or responsibility whatsoever:

(a)  to any Security Party or any other Person as a consequence of any failure or delay in performance by, or any breach by, any other Creditor or any other Person of any of its or their obligations under any Transaction Document;

(b)  to any other Creditor as a consequence of any failure or delay in performance by, or any breach by, any Security Party of any of its respective obligations under any Transaction Document; or

(c)  to any other Creditor for any statements, representations or warranties contained in any Transaction Document or in any document or instrument delivered in connection with the transactions contemplated by the Transaction Documents; or for the validity, effectiveness, enforceability or sufficiency of any Transaction Document or any document or instrument delivered in connection with the transactions contemplated by the Transaction Documents.

14.11  Indemnification of the Agents.  The Lenders agree to indemnify each of the Administrative Agent and the Security Trustee (to the extent not reimbursed by the Security Parties or either thereof), pro rata according to the respective amounts of their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including legal fees and expenses incurred in investigating claims and defending itself against such liabilities) which may be imposed on, incurred by or asserted against, the Administrative Agent or the Security Trustee or both, as the case may be, in any way relating to or arising out of any Transaction Document, any action taken or omitted by the Administrative Agent or the Security Trustee, as the case may be, thereunder or the preparation, administration, amendment or enforcement of, or waiver of any provision of, any Transaction Document, except that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Security Trustee’s, as the case may be, gross negligence or willful misconduct.

14.12  Consultation with Counsel.  The Administrative Agent and the Security Trustee may each consult with legal counsel selected by the Administrative Agent or the Security Trustee, as the case may be, and shall not be liable for any action taken, permitted or omitted by it in good faith in accordance with the advice or opinion of such counsel.

14.13  Resignation.  The Administrative Agent or the Security Trustee, as the case may be, may resign at any time by giving sixty (60) days’ written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Administrative Agent or the Security Trustee, as the case may be.  If no successor Administrative Agent or the Security Trustee, as the case may be, shall have been so appointed by the Lenders and shall have accepted such appointment within sixty (60) days after the retiring Administrative Agent’s or the Security Trustee’s, as the case may be, giving notice of resignation, then the retiring Administrative Agent or the Security Trustee, as the case may be, may, on behalf of the Lenders, appoint a successor Administrative Agent or the Security Trustee, as the case may be, which shall be a bank or trust company of recognized standing.  The appointment of any successor Administrative Agent or the Security Trustee, as the case may be, shall be subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld.  After any retiring Administrative Agent’s or the Security Trustee’s, as the case may be, resignation as Administrative Agent or the Security Trustee, as the case may be, hereunder, the provisions of this Section 14 shall continue in effect for its benefit with respect to any actions taken or omitted by it while acting as Administrative Agent or the Security Trustee, as the case may be.

14.14  Representations of Lenders.  Each Lender represents and warrants to each other Creditor that:

(a)  in making its decision to enter into this Agreement and to make its Commitment available hereunder, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Security Parties, that it has made an independent credit judgment and that it has not relied upon any statement, representation or warranty by any other Creditor; and

(b)  so long as any portion of its Commitment remains outstanding, it shall continue to make its own independent evaluation of the financial condition and affairs of the Security Parties.

14.15  Notification of Event of Default.  Each Creditor hereby undertakes to promptly notify the other Creditors of the existence of any Event of Default which shall have occurred and be continuing of which such Creditor has actual knowledge.

14.16  No Agency or Trusteeship if DnB NOR only Lender.  If at any time DnB NOR is the only Lender, all references to the terms “Administrative Agent” and “Security

Trustee” in this Agreement and each other Transaction Document shall be deemed to be references to DnB NOR as Lender and not as Administrative Agent or Security Trustee.

SECTION 15.  INDEMNIFICATION.

15.1  Indemnification.  The Borrower and, by its execution and delivery of the Consent and Agreement set forth below, the Parent Guarantor jointly and severally agree to indemnify each Creditor, its respective successors and assigns, and its respective officers, directors, employees, representatives and agents (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable, documented fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, asserted against or incurred by, any Indemnitee as a result of, or arising out of or in any way related to or by reason of, (a) any violation by any Security Party (or any charterer or other operator of any Vessel) of any applicable Environmental Law, (b) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by any Security Party (or, after foreclosure, by any Creditor or any of their respective successors or assigns), (c) the breach of any representation, warranty or covenant set forth in this Agreement (including the use of the proceeds of the Facility and any claim made for any brokerage commission, fee or compensation from any Person arising from act or omissions of any Security Party), or (d) the execution, delivery, performance or non-performance of any Transaction Document, or any of the documents referred to herein or contemplated hereby (whether or not the Indemnitee is a party thereto).  If and to the extent that the obligations of the Security Parties under this Section are unenforceable for any reason, the Borrower and, by its execution and delivery of the Consent and Agreement set forth below, the Parent Guarantor jointly and severally agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.  The obligations of the Security Parties under this Section 15.1 shall survive the termination of this Agreement and the repayment to the Creditors of all amounts owing thereto under or in connection herewith.  Notwithstanding anything contained herein to the contrary, none of the Security Parties shall have any liability under this Section 15.1 to any Indemnitee that arises out of such Indemnitee’s gross negligence or willful misconduct or that consists of or relates to any Excluded Tax.

SECTION 16.  MISCELLANEOUS.

16.1  Time of Essence.  Time is of the essence of this Agreement but no failure or delay on the part of any Creditor to exercise any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by any Creditor of any power or right hereunder preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.

16.2  Prior Agreements, Merger.  Any and all prior understandings and agreements heretofore entered into between the Security Parties on the one part, and the Creditors, on the other part, whether written or oral, other than the Fee Letter, are superseded by and merged into this Agreement and the other Transaction Documents and agreements (the forms of which are exhibited hereto) to be executed and delivered in connection herewith to which the Security Parties and/or any of the Creditors are parties, which alone fully and completely express the agreements between the Security Parties and the Creditors.

16.3  USA Patriot Act Notice; OFAC and Bank Secrecy Act.  The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of the Administrative Agent, each of the Creditors is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Creditors to identify the Borrower in accordance with the Patriot Act.  In addition, the Borrower shall: (a) ensure that no Person who owns a controlling interest in or otherwise controls the Borrower or any subsidiary of any thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders; (b) not use or permit the use of the proceeds of the Facility to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto; and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.

16.4  Further Assurances.  The Borrower agrees that if this Agreement or any Transaction Document shall, in the reasonable opinion of the Creditors, at any time be deemed by the Creditors for any reason insufficient in whole or in part to carry out the true intent and spirit hereof or thereof, it shall execute or cause to be executed such other documents or deliver or cause to be delivered such further assurances as in the opinion of the Creditors may be required in order to more effectively accomplish the purposes of this Agreement or any other Transaction Document.

16.5  Remedies Cumulative and Not Exclusive; No Waiver.  Each and every right, power and remedy herein given to the Administrative Agent shall be cumulative and shall be in addition to every other right, power and remedy of the Administrative Agent now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Administrative Agent, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy.  No failure, delay or omission by the Administrative Agent or any of the Creditors in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Borrower or any Security Party shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Administrative Agent or any of the Creditors of any security or of any payment of or on account of any of the amounts due from the Borrower or any Security Party to the Administrative Agent and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right with respect to any future breach or default or of any past breach or default not completely cured thereby.  In addition to the rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to any of the Obligations, the Administrative Agent shall have rights and remedies of a secured party under the UCC.

16.6  Successors and Assigns.  This Agreement and all obligations of the Borrower hereunder shall be binding upon the successors and assigns of the Borrower and shall, together with the rights and remedies of the Administrative Agent hereunder, inure to the benefit of the Administrative Agent, its respective successors and assigns.

16.7  Waiver; Amendment.  None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Borrower and the Administrative Agent (with the consent of the Majority Lenders).

16.8  Amendments.  Subject to Section 14.8, any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, the Administrative Agent, the Security Trustee and the Majority Lenders.

16.9  Invalidity.  If any provision of this Agreement shall at any time, for any reason, be declared invalid, void or otherwise inoperative by a court of competent jurisdiction, such declaration or decision shall not affect the validity of any other provision or provisions of this Agreement, or the validity of this Agreement as a whole and, to the fullest extent permitted by law, the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent in order to carry out the intentions of the parties hereto as nearly as may be possible.  The invalidity and unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

16.10  Notices.  All notices, requests, demands and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, electronic transmission or similar writing) and shall be given to the Borrower, the Administrative Agent or the Security Trustee at the address, facsimile number or email address of each set forth below and to the Lenders at each such Lender’s address, facsimile numbers or email address set forth in Schedule 1 or at such other address, facsimile number or email address as such party may hereafter specify for the purpose by notice to each other party hereto.  Any notice sent by facsimile or electronic transmission shall be confirmed by letter dispatched as soon as practicable thereafter.

If to the Borrower:
K-SEA OPERATING PARTNERSHIP L.P.
One Tower Center Boulevard, 17th Floor
East Brunswick, NJ 08816
Facsimile No.: 732-565-3699
Telephone No.: 732-565-3828
Email: jnicola@k-sea.com
Attention: John J. Nicola

If to the Administrative Agent or Security Trustee:
DNB NOR BANK ASA
200 Park Avenue
New York, NY 10166-0396
Facsimile No.: 212-681-3900
Telephone No.: 212-681-3800
Email: cathleen.buckley@dnbnor.no/ nikolai.nachamkin@dnbnor.no
Attention: Cathleen Buckley/ Nikolai Nachamkin

Every notice or other communication shall, except so far as otherwise expressly provided by this Agreement, be deemed to have been received (provided that it is received prior to 2 p.m. local time; otherwise it shall be deemed to have been received on the next following Banking Day) (i) if given by facsimile or electronic transmission, on the date of dispatch thereof (provided further that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Banking Day in such locality) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the address specified in this Section or when delivery at such address is refused.

16.11  Counterparts; Electronic Delivery.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Agreement by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed counterpart.  In the event that the Borrower delivers an executed counterpart of this Agreement by facsimile or electronic transmission, the Borrower shall also deliver an originally executed counterpart as soon as practicable, but the failure of the Borrower to deliver an originally executed counterpart of this Agreement shall not affect the validity or effectiveness of this Agreement.

16.12  References.  References herein to Sections, Exhibits and Schedules are to be construed as references to sections of, exhibits to, and schedules to, this Agreement, unless the context otherwise requires.

16.13  Headings.  In this Agreement, Section headings are inserted for convenience of reference only and shall not be taken into account in the interpretation of this Agreement.

SECTION 17.  APPLICABLE LAW, JURISDICTION AND WAIVERS.

17.1  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

17.2  Submission to Jurisdiction.  The Borrower hereby irrevocably submits to the jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York in any action or proceeding brought against it by any of the Creditors under this Agreement or under any document delivered hereunder and hereby irrevocably agrees that valid service of summons or other legal process on it may be effected by serving a copy of the summons and other legal process in any such action or proceeding on the Borrower by mailing or delivering the same by hand to the Borrower at the address indicated for notices in this Agreement.  The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Borrower as such, and shall be legal and binding upon the Borrower for all the purposes of any such action or proceeding.  Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrower to the Creditors) against the Borrower in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment.  The Borrower shall advise the Administrative Agent promptly of any change of address for the purpose of service of process.  Notwithstanding anything herein to the contrary, the Creditors may bring any legal action or proceeding in any other appropriate jurisdiction.

17.3  WAIVER OF IMMUNITY. TO THE EXTENT THAT THE BORROWER OR GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM SUIT, JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE BORROWER AND THE GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

17.4  WAIVER OF JURY TRIAL.  IT IS MUTUALLY AGREED BY AND AMONG THE BORROWER, THE GUARANTOR AND THE CREDITORS THAT EACH OF THEM HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

[Signature page follows]

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the day and year first above written.

K-SEA OPERATING PARTNERSHIP L.P., by its general
partner K-SEA OLP, LP, LLC,
as Borrower

By:		/s/ John J. Nicola
	Name:	John J. Nicola
	Title:	Chief Financial Officer

DNB NOR BANK ASA,
as Administrative Agent and Security Trustee

By:		/s/ Nikolai A. Nachamkin
	Name:	Nikolai A. Nachamkin
	Title:	Senior Vice President

By:		/s/ Cathleen Buckley
	Name:	Cathleen Buckley
	Title:	Vice President

The Lenders:

DNB NOR BANK ASA

By:		/s/ Nikolai A. Nachamkin
	Name:	Nikolai A. Nachamkin
	Title:	Senior Vice President

By:		/s/ Cathleen Buckley
	Name:	Cathleen Buckley
	Title:	Vice President

CONSENT AND AGREEMENT

Each of the undersigned, referred to in the foregoing Agreement as the “Parent Guarantor” and the “Shipowner Guarantor” respectively, hereby consents and agrees to said Agreement and to the documents contemplated thereby and to the provisions contained therein relating to conditions to be fulfilled and obligations to be performed by the undersigned pursuant to or in connection with said Agreement and agrees particularly to be bound by the representations, warranties and covenants relating to the undersigned contained in Sections 2 and 9 of said Agreement to the same extent as if the undersigned were a party to said Agreement.

K-SEA TRANSPORTATION PARTNERS L.P.,
by its general partner K-SEA GENERAL PARTNER L.P., by its general partner K-SEA GENERAL PARTNER GP, LLC, as Parent Guarantor

By:		/s/ John J. Nicola
	Name:	John J. Nicola
	Title:	Chief Financial Officer

K-SEA TRANSPORTATION LLC,
as Shipowner Guarantor

By:		/s/ John J. Nicola
	Name:	John J. Nicola
	Title:	Chief Financial Officer

Schedule 1

Lenders and Commitments

Lenders	Commitment

DNB NOR BANK ASA 200 Park Avenue New York, NY 10166-0396 Facsimile No.: 212-681-3900 Telephone No.: 212-681-3800 Email: cathleen.buckley@dnbnor.no/ nikolai.nachamkin@dnbnor.no/ Attention: Cathleen Buckley/Nikolai Nachamkin	$57,600,000